                                                                    EXHIBIT 2.1



===============================================================================




                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                           FAMILY GOLF CENTERS, INC.,

                     EAGLE QUEST GOLF CENTERS (U.S.), INC.

                                      AND

                          TRIZECHAHN (USA) CORPORATION









                               November 27, 1998




===============================================================================

                                                    TABLE OF CONTENTS


                                                                                                              Page No.
                                                                                                              --------

ARTICLE I

         DEFINITIONS............................................................................................-1-
         1.01     Certain Definitions...........................................................................-1-
         1.02     Terms Generally...............................................................................-9-

ARTICLE II

         PURCHASE AND SALE OF PURCHASED SHARES.................................................................-10-
         2.01     Basic Transaction............................................................................-10-
         2.02     Initial Purchase Price.......................................................................-10-
         2.03     The Closing..................................................................................-10-
         2.04     Deliveries at the Closing....................................................................-11-
         2.05     Effective Date...............................................................................-11-
         2.06     Net Working Capital Determination............................................................-11-
         2.07     Adjustment to Initial Purchase Price.........................................................-13-
         2.08     Intercompany Obligations.....................................................................-14-

ARTICLE III

         REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION
          .....................................................................................................-14-
         3.01     Representations and Warranties of the Seller.................................................-14-
         3.02     Representations and Warranties of each of the Buyer and Family Golf..........................-16-

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES CONCERNING SKATENATION.................................................-17-
         4.01     Organization, Qualification, and Corporate Power.............................................-17-
         4.02     Capitalization...............................................................................-18-
         4.03     Indebtedness.................................................................................-18-
         4.04     Noncontravention.............................................................................-18-
         4.05     Brokers' Fees................................................................................-19-
         4.06     Subsidiaries.................................................................................-19-
         4.07     Corporate Records............................................................................-19-
         4.08     Financial Statements.........................................................................-19-
         4.09     Events Subsequent to Most Recent Year End....................................................-20-
         4.10     Undisclosed Liabilities......................................................................-23-

                                                             -i-




         4.11     Legal Compliance.............................................................................-23-
         4.12     Tax Matters..................................................................................-23-
         4.13     Property.....................................................................................-25-
         4.14     Intellectual Property........................................................................-28-
         4.15     Equipment....................................................................................-29-
         4.16     Contracts....................................................................................-29-
         4.17     Insurance....................................................................................-31-
         4.18     Litigation...................................................................................-32-
         4.19     Employees....................................................................................-32-
         4.20     Employee Benefits............................................................................-33-
         4.21     Guaranties...................................................................................-34-
         4.22     Certain Business Relationships...............................................................-34-
         4.23     Disclosure...................................................................................-34-
         4.24     Disclaimer of other Representations and Warranties...........................................-35-

ARTICLE V

         PRE-CLOSING COVENANTS.................................................................................-35-
         5.01     General......................................................................................-35-
         5.02     Notices and Consents.........................................................................-35-
         5.03     Operation of Business........................................................................-36-
         5.04     Notification.................................................................................-39-
         5.05     Full Access..................................................................................-39-
         5.06     Confidentiality..............................................................................-41-
         5.07     Notice of Developments.......................................................................-42-
         5.08     Litigation During Interim Period.............................................................-43-
         5.09     SkateNation Stock Option Agreements..........................................................-43-
         5.10     Datedown Endorsements........................................................................-43-
         5.11     [Intentionally Omitted.].....................................................................-43-
         5.12     Non-Solicitation.............................................................................-44-
         5.13     Estoppel Certificates........................................................................-44-
         5.14     Class B Shares...............................................................................-44-

ARTICLE VI

         POST-CLOSING COVENANTS................................................................................-44-
         6.01     Further Assurances...........................................................................-44-
         6.02     Litigation Support...........................................................................-44-
         6.03     Transition...................................................................................-45-
         6.04     Confidentiality..............................................................................-45-
         6.05     Use of Intellectual Property.................................................................-45-
         6.06     Severance....................................................................................-46-
         6.07     Non-Solicitation.............................................................................-46-

                                                             -ii-




         6.08     Non-Competition..............................................................................-46-
         6.09     Audited Year End Financials..................................................................-46-
         6.10     Perry Power and Pro Start Trademarks.........................................................-46-

ARTICLE VII

         CONDITIONS TO OBLIGATION TO CLOSE.....................................................................-47-
         7.01     Conditions to Obligations of the Buyer and Family Golf.......................................-47-
         7.02     Conditions to Obligation of the Seller.......................................................-49-

ARTICLE VIII

         REMEDIES FOR BREACHES OF THIS AGREEMENT...............................................................-50-
         8.01     Survival of Representations and Warranties...................................................-50-
         8.02     Indemnification Provisions for Benefit of the Buyer..........................................-50-
         8.03     Indemnification Provisions for Benefit of the Seller.........................................-52-
         8.04     Matters Involving Third Parties..............................................................-52-
         8.05     Determination of Adverse Consequences........................................................-53-
         8.06     Exclusive Remedy.............................................................................-54-
         8.07     Subrogation..................................................................................-54-

ARTICLE IX

         TAX MATTERS...........................................................................................-54-
         9.01     Section 338(h)(10) Election..................................................................-54-
         9.02     Income Tax Periods Ending on or Before the Effective Date....................................-55-
         9.03     Non-Income Tax Periods Ending on or Before the Effective Date................................-55-
         9.04     Tax Periods Beginning Before and Ending After the Effective Date.............................-55-
         9.05     Cooperation on Tax Matters...................................................................-56-
         9.06     Tax Sharing Agreements.......................................................................-56-
         9.07     Certain Taxes................................................................................-57-

ARTICLE X

         TERMINATION...........................................................................................-57-
         10.01    Termination of Agreement.....................................................................-57-
         10.02    Effect of Termination........................................................................-57-

ARTICLE XI

         MISCELLANEOUS.........................................................................................-59-
         11.01    Press Releases and Public Announcements......................................................-59-
         11.02    No Third Party Beneficiaries.................................................................-59-

                                                          -iii-




         11.03    Entire Agreement.............................................................................-59-
         11.04    Succession and Assignment....................................................................-59-
         11.05    Counterparts.................................................................................-59-
         11.06    Headings.....................................................................................-59-
         11.07    Notices......................................................................................-60-
         11.08    Governing Law................................................................................-61-
         11.09    Amendments and Waivers.......................................................................-61-
         11.10    Severability.................................................................................-61-
         11.11    Expenses.....................................................................................-62-
         11.12    Submission to Jurisdiction...................................................................-62-
         11.13    Specific Performance.........................................................................-62-
         11.14    Joint and Several Obligations................................................................-63-
         11.15    Construction.................................................................................-63-
         11.16    Incorporation of Exhibits and Schedules......................................................-63-


EXHIBITS

         Exhibit A     SkateNation Financial Statements (Section 4.08)
         Exhibit B     Estoppel Certificate (Section 5.13)
         Exhibit C     Severance Arrangements (Section 6.06)
         Exhibit D     SkateNation Secretary's Certificate (Section 7.01)
         Exhibit E     Opinion of Seller's Counsel (Section 7.01)
         Exhibit F     Non-foreign Seller Affidavit (7.01)
         Exhibit G     Opinion of Buyer and Family Golf's Counsel (Section 7.02)

                            STOCK PURCHASE AGREEMENT


         Agreement entered into on November 27, 1998, by and between FAMILY GOLF CENTERS, INC., a Delaware corporation ("Family Golf"), EAGLE QUEST GOLF CENTERS (U.S.), INC., a Delaware corporation and a wholly-owned subsidiary of Family Golf (the "Buyer"), and TRIZECHAHN (USA) CORPORATION, a Delaware corporation ( the "Seller"). Family Golf, the Buyer and the Seller are referred to collectively herein as the "Parties."

                                  WITNESSETH:
                                  -----------

         WHEREAS, the Seller owns, or on the Closing Date will own, all of the issued and outstanding shares of capital stock of SkateNation, Inc., a Delaware corporation ("SkateNation"); and

         WHEREAS, SkateNation is in the business of acquiring, developing and operating commercial ice skating rinks through wholly-owned subsidiaries; and

         WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the issued and outstanding shares of capital stock of SkateNation in return for cash as provided for herein;

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto, intending to become legally bound, hereby agree as follows.

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

         1.01 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

         "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, determined after taking into consideration (a) all proceeds of insurance collected by or paid to the Indemnified Party and (b) any current tax savings to the extent such tax savings actually reduce the amount of any loss therefrom.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a).

         "Agreement" means this Stock Purchase Agreement, including all exhibits and schedules thereto, between the Parties, as the same may be amended from time to time in accordance with the provisions of Section 11.09 below.

         "Assets" means all properties and assets, real and personal, tangible and intangible, of every type and description, whether owned or leased or otherwise possessed, used, held for use or usable in SkateNation's or any of its Subsidiaries' businesses, including, without limitation, the Property, the Equipment, the Intangible Property and the SkateNation Contracts.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that reasonably forms the basis for any specified consequence.

         "Business Day" means any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York and Toronto, Canada are not open for the transaction of normal banking business.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer's Auditors" has the meaning set forth in Section 2.06 below.

         "Buyer's Disclosure Schedule" has the meaning set forth in Section
3.02 below.

         "Closing" has the meaning set forth in Section 2.03 below.

         "Closing Date" has the meaning set forth in Section 2.03 below.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of
1986.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the Securities and Exchange Commission.

         "Confidential Information" means any information concerning the businesses and affairs of SkateNation and/or its Subsidiaries other than information that is already generally available to the public or is publicly known or becomes publicly known through no fault of any of the Parties.

         "Disclosure Schedule" has the meaning set forth in Section 3.01 below.

         "DOJ" means the Department of Justice.

         "Effective Date" means November 1, 1998.

         "Effective Date Balance Sheet" shall have the meaning set forth in
Section 2.06 below.

         "Effective Date Financial Statements" has the meaning set forth in
Section 7.01 below.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental, Health, and Safety Laws" means federal, state, local, and foreign statutes, regulations and ordinances concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "Environmental and Engineering Studies" has the meaning set forth in
Section 4.13(e) below.

         "Equipment" means all fixed assets, machinery, equipment, furniture and furnishings, fixtures and other leasehold improvements (other than Improvements), vehicles, inventory and other tangible personal property owned by SkateNation or any of its Subsidiaries or used, held for use or useable in connection with the business conducted by SkateNation and its Subsidiaries.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means each entity which is treated as a single employer with SkateNation for purposes of Code Section 414.

         "Estimated Net Working Capital" means ($686,042), which number shall be calculated in accordance with clause 2.06(a)(ii) of this Agreement.

         "Family Golf" has the meaning set forth in the preface above.

         "Fee Owned Land" means the portion of the Land as to which SkateNation or any of its Subsidiaries owns the fee interest.

         "Fiduciary" has the meaning set forth in ERISA Section 3(21).

         "Financial Statements" has the meaning set forth in Section 4.08 below.

         "FTC" means the Federal Trade Commission.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Ground Lease" has the meaning set forth in Section 4.13(h) below.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hazardous Materials" shall mean any substance which is or contains:
(i) any "hazardous substance" as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) or any regulations promulgated thereunder; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated thereunder; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including ambient air, surface water, ground water or land or soil).

         "Hillgrove" means Thomas W. Hillgrove, a shareholder and officer of SkateNation on the date hereof.

         "HSR Report" means the Notification and Report Form for certain mergers and acquisitions mandated by the Hart-Scott-Rodino Act.

         "HSR Rules" has the meaning set forth in Section 5.02(b) below.

         "Improvements" means all buildings and structures owned or leased by SkateNation or its Subsidiaries and located on the Land.

         "Indemnified Party" has the meaning set forth in Section 8.04 below.

         "Indemnifying Party" has the meaning set forth in Section 8.04 below.

         "Independent Auditor" has the meaning set forth in Section 2.06 below.

         "Initial Purchase Price" has the meaning set forth in Section 2.02 below.

         "Intangible Property" means all certificates of deposit, bank accounts, securities, partnership or other ownership interests, rights to receive money or property by assignment, future interests, claims and rights against third parties, accounts and notes receivables owned or held directly or beneficially by or on behalf of the account of SkateNation or any of its Subsidiaries, the Intellectual Property and any other intangible property of any nature of SkateNation or any of its Subsidiaries.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

         "Judgment" means any judgment, writ, order or decree of or by any arbitrator, court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any other Governmental Authority.

         "Land" shall mean the land described on Schedule A to the Title Insurance Policies.

         "Leasehold Land" shall mean the portion of the Land owned by the ground lessors under the Ground Leases.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Loans" means the loans evidenced and/or secured by the Loan
Agreements.

         "Loan Agreements" means (i) the Master Loan Agreement, dated as of October 1, 1997, among Nationsbank, N.A., SkateNation and certain of its Subsidiaries, (ii) the Commercial Revolving Loan, Mortgage Loan and Security Agreement, dated as of August 9, 1996, between Fleet National Bank and International Skating Center of Connecticut, LLC and (iii) the Purchase Money Note, dated as of August 9, 1996, between World Skate of Connecticut, LLC and International Skating Center of Connecticut, LLC.

         "Management Agreement" has the meaning set forth in Section 4.13(j).

         "Material Adverse Effect" means any event(s), occurrence(s) or condition(s) (other than general economic or industry trends) that individually or in the aggregate have had, or could reasonably be expected to have, a material adverse effect on the business, Assets, financial condition, or results of operations of SkateNation and its Subsidiaries taken as a whole.

         "Most Recent Year End" has the meaning set forth in Section 4.08 below.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Net Working Capital" has the meaning set forth in Section 2.06 below.

         "Net Working Capital Schedule" has the meaning set forth in Section
2.06 below.

         "Ordinary Course of Business" means the ordinary course of business of SkateNation and its Subsidiaries consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or governmental entity (or any department, agency, or political subdivision thereof).

         "Permitted Exceptions" shall mean: (a) all matters shown on the Title Insurance Policies, Title Reports and/or the Surveys made available to the Buyer prior to the date hereof, (b) all matters reflecting the existence or terms of leases or other occupancy agreements entered into after the date hereof in the Ordinary Course of Business and not in violation of Seller's obligations under this Agreement, including non-disturbance agreements, notices (or short forms) of leases and financing statements pertaining to tenant property; (c) all matters, whether or not of record, that arise out of the actions of the Buyer or Family Golf or their respective agents, representatives or contractors; (d) all matters disclosed on the Survey Updates, except for matters that: (i) are not shown on or reasonably inferable from the Surveys; or
(ii) have a Material Adverse Effect; (e) all matters relating to the agreements listed on Section 4.03 of the Disclosure Schedule; and (f) all other matters that the Title Company is willing to insure over without additional premium or indemnity by Buyer and that do not have a Material Adverse Effect.

         "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "Property" means, collectively, the Land and the Improvements.

         "Purchase Price" has the meaning set forth in Section 2.07 below.

         "Purchased Share" means any share of the Class A or Class B common stock, no par value per share, of SkateNation.

         "Related Persons" has the meaning set forth in Section 6.04 below.

         "Remedies Exception" means (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

         "Reportable Event" has the meaning set forth in ERISA Section 4043.

         "RMSC Unauditeds" has the meaning set forth in Section 4.08 (a) below.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien (statutory or other), encumbrance, hypothecation, charge, security interest, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, restriction, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction) other than (a) mechanic's, materialmen's, and similar liens for construction in progress or evidencing indebtedness for related services that are not more than sixty days past due, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money; and (e) easements and restrictions on the Property which constitute Permitted Exceptions.

         "Seller" has the meaning set forth in the preface above.

         "Seller's Auditors" has the meaning set forth in Section 2.06 below.

         "SkateNation" has the meaning set forth in the preface above.

         "SkateNation Contracts" has the meaning set forth in Section 4.16 below.

         "Space Lease" has the meaning set forth in Section 4.13 below.

         "Subsidiary" when used with respect to any Person, means any other Person of which (x) in the case of a corporation, at least (A) a majority of the equity and (B) a majority of the voting interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or
(y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns a majority of the equity interests thereof and (B) has the power to elect or direct the election of a majority of the members of the governing body thereof or otherwise has control over such organization or entity; provided that, for purposes of the agreements set forth in Article V and Article VI, references to Subsidiaries shall not include any Person as to which such first Person's voting interests are subject to a voting agreement, proxy, management contract or other arrangement as a result of which such first Person does not control such other Person in respect of actions to be performed by such first Person pursuant to Article V or Article VI.

         "Surveys" means the surveys listed on Schedule 4.13(f) of the Disclosure Schedule.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed under any statute, rule or regulation.

         "Termination Date" has the meaning set forth in Section 10.01(b) below.

         "Third Party Claim" has the meaning set forth in Section 8.04 below.

         "Title Company" shall mean the various title insurance companies providing the title insurance policies listed in Section 4.13(g) of the Disclosure Schedule and the datedown endorsements or title reports or commitments referred to in Section 5.10 below.

         "Title Insurance Policies" hall mean the owner's and leasehold title insurance policies listed on Schedule 4.13(g) of the Disclosure Schedule.

         "Title Reports" shall mean the datedown endorsements or title reports or commitments on the Title Insurance Policies to be obtained by or at the behest of the Seller in accordance with Section 5.10 below.

         "Unaudited Year End Financial Statements" has the meaning set forth in
Section 4.08 below.

         "Unresolved Objections" has the meaning set forth in Section 2.06(b) below.

         1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. As used herein, the term "to the Seller's Knowledge" or any similar term relating to the knowledge of the Seller means the actual knowledge, after reasonable inquiry, of Richard Steets, Vice President of Seller, Peter Ballon, Vice President of Seller, Thomas Hillgrove, President of SkateNation, Nathan N. Smith, Vice President of Operations of SkateNation, James Cain, the Chief Operating Officer of SkateNation, and Jennifer Evans, the Controller of SkateNation. "Reasonable inquiry" means communication by any of the foregoing persons to the officers and field personnel of SkateNation and its Subsidiaries (and, if applicable, such other person responsible for the administration or management of any part of the businesses of SkateNation and its Subsidiaries) with primary responsibility for the matter in question. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a "day" or a number of "days" (without explicit reference to "Business Days") shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be deferred until the next Business Day.


                                   ARTICLE II

                     PURCHASE AND SALE OF PURCHASED SHARES
                     -------------------------------------

         2.01 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Purchased Shares, for the consideration specified below in this Article II.

         2.02 Initial Purchase Price. The Buyer shall pay to the Seller at the Closing an amount (the "Initial Purchase Price") equal to (a) Twenty Nine Million Dollars ($29,000,000), together with interest thereon at a rate of 7% per annum from the Effective Date through the Closing; less the sum of (b) the Estimated Net Working Capital plus (c) the sum of (i) the outstanding principal balance plus accrued and unpaid interest through the Effective Date under any of the Loans that remains outstanding immediately following the consummation of the Closing; (ii) the outstanding principal balance plus accrued and unpaid interest through the Effective Date under any of the Loans that Buyer repays (or causes SkateNation to repay) simultaneously with the Closing; and (iii) any prepayment or yield maintenance interest or payments (including breakage costs), paid by Buyer or SkateNation to the holder of any Loan in connection with the repayment thereof simultaneously with the Closing. The Initial Purchase Price shall be paid at Closing in cash by wire transfer of immediately available funds to one or more accounts specified by the Seller to the Buyer prior to the Closing Date.

         2.03 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hill & Barlow in Boston, Massachusetts, commencing at 9:00 a.m. local time on Wednesday, December 2, 1998, or, if later, but subject to the provisions of Section 10.01 below, the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions that are customarily satisfied at the Closing itself), or such other date as the Parties may mutually determine (the "Closing Date").

         2.04 Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.01 below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section
7.02 below, (iii) the Seller will deliver to the Buyer stock certificates representing all of the Purchased Shares, endorsed in blank or accompanied by duly executed assignment documents, with any requisite transfer stamps affixed thereto, and (iv) the Buyer will deliver to the Seller the consideration specified in Section 2.02 above.

         2.05 Effective Date. It is the intention of the Parties that the purchase and sale of SkateNation and its Subsidiaries be effective for all purposes as of the Effective Date, provided that the Closing occurs in accordance with and subject to the terms and conditions of this Agreement. Accordingly, the net income earned and accrued, by or for the benefit of SkateNation and its Subsidiaries, prior to the Effective Date in accordance with GAAP applied on a basis consistent with prior periods, shall be for the account of Seller for all purposes, including financial accounting and tax purposes, and such net income earned and accrued from and after the Effective Date, in accordance with GAAP applied on a basis consistent with prior periods, shall be for the account of Buyer for all such purposes, including financial accounting and tax purposes.

         2.06     Net Working Capital Determination.

         (a) Preparation and Delivery of Effective Date Balance Sheet and Net Working Capital Schedule. Within 60 days after the Closing Date, the Seller shall prepare and deliver to the Buyer and to the Buyer's Auditors (i) an audited consolidated balance sheet of SkateNation and its Subsidiaries as of the Effective Date, prepared in accordance with GAAP applied in a manner consistent with the Unaudited Year End Balance Sheet (without giving effect to any election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (the "Effective Date Balance Sheet"), and (ii) a schedule (the "Net Working Capital Schedule") setting forth the Seller's calculation of the current assets (including cash and cash equivalents, net accounts receivable, inventory and prepaid expenses, if any) minus the sum of (x) current liabilities (including accounts payable and accrued liabilities, construction accounts payable and deferred revenue but excluding (A) the current portion of the Loans (and any reserves that cover any contingent portion of any such Loans) and (B) the current liabilities due to parent) plus (y) deferred revenues that are reflected as long term liabilities of SkateNation and its Subsidiaries on the Effective Date Balance Sheet (the "Net Working Capital"). Net Working Capital shall also exclude the following items: (x) all current liabilities with respect to SkateNation's obligations to
(A) repurchase 550 shares of Class B Common Stock of SkateNation held by Hillgrove under certain circumstances, (B) repay principal plus accrued interest on the two promissory notes due to Hillgrove each in the principal amount of $150,000 dated July 31, 1998 and due July 31, 1999 and July 31, 2000 and (C) make a payment to

Hillgrove in respect of the working capital adjustment to purchase price set forth in Section 2.5 of the Agreement dated as of July 23, 1998 between SkateNation and Hillgrove, all of which obligations have been assumed by Seller pursuant to the RMSC Agreement Amendment described in item 4.09 of the Disclosure Schedule; and (y) any reserves for (A) tax audits or withholding tax matters set forth in items 4.12(b) and (c) of the Disclosure Schedule, (B) the Perry/Laughlin Claim and (C) the Employee Claims. The Net Working Capital Schedule and the items that comprise it shall be audited by the Seller's regular outside auditors (the "Seller's Auditors"). The Seller shall deliver
(x) with the Effective Date Balance Sheet, an audit opinion of Seller's Auditors and (y) with the Net Working Capital Schedule, a report of the Seller's Auditors that opines on the compliance of the Net Working Capital Schedule with the requirements of this Agreement. The Seller and the Seller's Auditors shall be given access to all books, records and documents and financial staff of SkateNation and its Subsidiaries as they may reasonably request for the purposes of preparing and opining on the Effective Date Balance Sheet and the Net Working Capital Schedule.

         (b) Resolutions of Objections to Effective Date Balance Sheet and Net Working Capital Schedule. The Buyer and the Buyer's Auditors shall have 25 days to examine the Effective Date Balance Sheet and the Net Working Capital Schedule and deliver to Seller any written objections to the information set forth therein. In connection with such examination, the Buyer and the Buyer's Auditors shall be provided with such work papers and other supporting data as they may reasonably request from the Seller and the Seller's Auditors (and such 25 day period shall be extended for each day any such work papers and other supporting data are not provided to the Buyer and/or the Buyer's Auditors after request therefor). If no written objections are delivered within such 25 day period (as extended, if applicable), then the Effective Date Balance Sheet and the Net Working Capital Schedule shall be deemed final and binding on the Parties. In the event any such written objections are timely delivered to the Seller, and the Parties are not able to resolve all of such objections within 10 Business Days after the date of such delivery, all objections that have not been resolved shall be promptly delivered to Seller's Auditors and Buyer's Auditors for resolution. The Parties shall use their reasonable commercial efforts to cause the Seller's Auditors and the Buyer's Auditors to deliver to the Parties as promptly as practicable, but in any event within 10 Business Days after the date such objections are first delivered to the Seller's Auditors and Buyer's Auditors, a report which sets forth their mutual resolution of such objections and, if they are unable to resolve any such objections, those objections that they are unable to mutually resolve ("Unresolved Objections"). The Parties shall cause the Unresolved Objections to be promptly delivered to a third accounting firm, jointly selected by the Seller's Auditors and the Buyer's Auditors (the "Independent Auditor") for resolution. The Parties shall take such action as may be reasonably necessary for the Independent Auditor to be given access to (i) all books, records and documents and financial staff of the Seller and SkateNation and its Subsidiaries and (ii) all work papers of the Seller, the Seller's Auditors, the Buyer and the Buyer's Auditors related to the preparation and audit or attestation of, or any objections to, the Effective Date Balance Sheet and/or the Net Working Capital Schedule (as applicable). The Parties shall use reasonable commercial efforts to cause the Independent Auditor to deliver its report as to its resolution of the Unresolved Objections to the Parties as promptly as practicable, but in any event within 30 days after the Unresolved Objections are first delivered to it. The Independent Auditor's resolution of any Unresolved Objections shall be final and binding on the Parties, absent manifest error. The fees and expenses of the Independent Auditor shall be evenly shared by the Buyer and the Seller.

         (c) Revisions to Effective Date Balance Sheet and Net Working Capital Schedule. If there are any objections to the Effective Date Balance Sheet or the Net Working Capital Schedule, then promptly (and in any event within two days) following the resolution by the Parties, the Seller's Auditors and Buyer's Auditors and/or the Independent Auditors of all such objections in accordance with Section 2.06(b) above, the Effective Date Balance Sheet and/or the Net Working Capital Schedule shall be revised by the Seller in accordance with such resolutions and delivered to the Buyer and the Buyer's Auditors. Within two Business Days after the receipt by Buyer and Buyer's Auditors of such definitive Effective Date Balance Sheet and Net Working Capital Schedule (or, if there are no such objections, within two Business Days after the delivery by the Buyer to the Seller of written notice that the Buyer has no objections or, if no such notice is given and no timely objection is made by the Buyer in accordance with the third sentence of Section 2.06(b) above, on the 27th day after the Effective Date Balance Sheet and the Net Working Capital Schedule are first delivered to the Buyer and the Buyer's Auditors), the Initial Purchase Price will be finally determined, and cash shall be paid to the appropriate party, as set forth in Section 2.07 below.

         2.07 Adjustment to Initial Purchase Price. The Initial Purchase Price will be adjusted as follows:

                  (i) If the Net Working Capital exceeds the Estimated Net Working Capital (which shall mean, to the extent that the Estimated Net Working Capital is a negative number, that the Net Working Capital is a smaller negative number or is a positive number), the Buyer will pay to the Seller an amount equal to such excess by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Net Working Capital for SkateNation and its Subsidiaries finally is determined pursuant to Section 2.06 above.

                  (ii) If the Net Working Capital is less than the Estimated Net Working Capital (which shall mean, to the extent that the Estimated Net Working Capital is a negative number, that the Net Working Capital is a larger negative number), the Seller will pay to the Buyer an amount equal to such deficiency by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Net Working Capital for SkateNation and its Subsidiaries finally is determined pursuant to Section 2.06 above.

         The Initial Purchase Price as so adjusted is referred to herein as the "Purchase Price."

         2.08 Intercompany Obligations. All payables of SkateNation or any of its Subsidiaries to the Seller, and all receivables of SkateNation or any of its Subsidiaries from the Seller, shall be canceled and of no further force and effect from and after the Effective Date.


                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION
           ---------------------------------------------------------

         3.01 Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer and Family Golf that the statements contained in this Section 3.01 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof (the "Disclosure Schedule"). The Disclosure Schedule is arranged in sections corresponding to the lettered and numbered sections in this Agreement which require the disclosure. Any matter disclosed in one section of the Disclosure Schedule may be cross-referenced in other sections of the Disclosure Schedule, and upon such cross-referencing shall be deemed disclosed for all purposes of the section of the Disclosure
Schedule in which such cross-reference is contained to the extent (i) this Agreement requires such disclosure and (ii) the relevance and significance of such disclosure is evident from such disclosure or cross-reference.

                  (a) Organization of the Seller. The Seller is (i) a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, (ii) duly authorized to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a material adverse effect or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement.

                  (b) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and the documents and certificates delivered in connection herewith and to perform its obligations hereunder. The execution, delivery and performance by the Seller of this Agreement have been duly authorized by the Board of Directors of the Seller and by all other necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Remedies Exception. The Seller is not required to give any notice, declaration, report or statement to, make any filing with, or obtain any authorization, consent, declaration or approval of any Governmental Authority or any other Person in connection with the execution, delivery or performance by the

         Seller of the transactions contemplated by this Agreement or in order to preclude any termination, suspension, modification or impairment of any of the SkateNation Contracts or any legal or contractual right, privilege, license or franchise which is included in the Assets, except for the HSR Report required to be filed by Seller (or its "ultimate parent entity") under the Hart-Scott-Rodino Act.

                  (c) Noncontravention. Neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, does or will (i) violate any constitution, statute, regulation, rule or Judgment to which the Seller or any of its assets (including the Purchased Shares) is subject or bound or any provision of the Seller's charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets (including the Purchased Shares) are subject.

                  (d) Brokers' Fees. The Seller has not entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Buyer, Family Golf or SkateNation or any of its Subsidiaries to pay any fees or commissions to any broker, finder, or agent as a result of the negotiations leading up to the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

                  (e) Purchased Shares. The Seller has good and marketable title to and is the sole beneficial and record owner of 23,998 Purchased Shares, which shares represent all of the issued and outstanding shares of capital stock of SkateNation, other than the shares of such stock beneficially owned and held of record by Hillgrove. The Purchased Shares owned of record by the Seller on the date of this Agreement are owned by it free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands of any nature whatsoever. None of the Purchased Shares have been issued in violation of the preemptive rights of any Person. At the Closing, the Seller will transfer and deliver to the Buyer good and marketable title to all of the Purchased Shares (including any shares of capital stock of SkateNation owned by Hillgrove on the date hereof), and such Purchased Shares (i) will represent all of the issued and outstanding shares of capital stock of SkateNation and (ii) will be so transferred and delivered, and held by the Buyer immediately after the Closing, free and clear of any restrictions on transfer (other than applicable restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts (other than this Agreement), commitments, equities, claims or demands of whatsoever nature (other than such as may be created by the Buyer).

                  (f) Seller's Balance Sheet. The Seller has provided the Buyer with an unaudited consolidated balance sheet of Seller and its subsidiaries as of June 30, 1998. To Seller's Knowledge, such balance sheet fairly presents the financial position of Seller and its subsidiaries on a consolidated basis as of such date in all material respects.

         3.02 Representations and Warranties of each of the Buyer and Family Golf. Each of the Buyer and Family Golf represents and warrants to the Seller that the statements contained in this Section 3.02 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by the Buyer and Family Golf to Seller on the date hereof (the "Buyer's Disclosure Schedule").

                  (a) Organization. Each of the Buyer and Family Golf is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of the Buyer and Family Golf is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, assets, financial condition, or results of operations of Family Golf and its Subsidiaries (including the Buyer) taken as a whole. The Buyer has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

                  (b) Authorization of Transaction. Each of the Buyer and Family Golf has full power and authority to execute and deliver this Agreement and the documents and certificates delivered in connection herewith and to perform its respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Buyer and Family Golf, enforceable against the Buyer and Family Golf in accordance with its terms and conditions, subject to the Remedies Exception. Neither the Buyer nor Family Golf is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement, except for the HSR Report required to be filed by Family Golf under the Hart-Scott-Rodino Act.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement by Buyer and Family Golf, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule or Judgment to which either the Buyer or Family Golf is subject or violate any provision of the respective charter or bylaws of the Buyer or Family Golf or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any material agreement, contract, lease, license, instrument, or other arrangement to which the Buyer or Family Golf is a party or by which it is bound or to which any of its assets is subject, except where any such breach or default would not have a material adverse effect on the business, assets, financial condition, or results of operations of Buyer or Family Golf and its Subsidiaries (including the Buyer) or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement.

                  (d) Brokers' Fees. Neither the Buyer nor Family Golf has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Seller or any of its Affiliates to pay any fees or commissions to any broker, finder, or agent as a result of the negotiation leading up to the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

                  (e) Investment. The Buyer is not acquiring the Purchased Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES CONCERNING SKATENATION
             -----------------------------------------------------

         The Seller represents and warrants to the Buyer and Family Golf that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule.

         4.01 Organization, Qualification, and Corporate Power. SkateNation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of its Subsidiaries is a limited liability company or a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of SkateNation and its Subsidiaries is duly authorized, qualified and licensed and is in good standing to conduct business under the laws of each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the lack of such qualification or license or the failure to be in good standing would not have a Material Adverse Effect. Each jurisdiction in which SkateNation or any of its Subsidiaries is authorized to conduct business is identified in Section 4.01 of the Disclosure Schedule. Each of SkateNation and its Subsidiaries has full corporate power and authority to carry on the businesses in which they are engaged as such businesses are now being conducted and to own, lease and use the properties currently owned, leased and used by them. Section 4.01 of the Disclosure Schedule lists the directors and officers of SkateNation and the managers or directors and officers, as the case may be, of each of its Subsidiaries. The Seller has made available to the Buyer true, correct and complete copies of the charter and bylaws or other operational documents of SkateNation and of each of its Subsidiaries (in each case as amended to date).

         4.02 Capitalization. The entire authorized capital stock of SkateNation consists of 120,000 shares of common stock, of which 100,000 shares are designated Class A common stock, no par value per share, and 20,000 shares are designated Class B common stock, no par value per share. There are 23,998 shares of Class A common stock issued and outstanding, 550 shares of Class B common stock issued and outstanding and no shares of either class held in SkateNation's treasury. All of the Purchased Shares have been duly authorized and are validly issued, fully paid, and nonassessable. All of the shares of Class A common stock are owned beneficially and held of record by the Seller. As of the date hereof, all of the shares of Class B common stock are owned beneficially and held of record by Hillgrove. There are no (i) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts, commitments, arrangements or understandings that could require SkateNation to issue, sell, or otherwise cause to become outstanding any shares of its capital stock, (ii) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to SkateNation, or (iii) voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of SkateNation. No capital stock of SkateNation has been issued in violation of any preemptive rights.

         4.03 Indebtedness. Section 4.03 of the Disclosure Schedule contains a list of all outstanding loan or credit agreements, notes, bonds, mortgages, indentures and other similar agreements and instruments pursuant to which SkateNation or any of its Subsidiaries has borrowed money, including but not limited to the Loan Agreements, and the respective amounts of principal and accrued and unpaid interest outstanding thereunder as of the Effective Date.

         4.04 Noncontravention. Neither the execution, delivery and performance of this Agreement or any other document or certificate executed and delivered in connection herewith, nor the consummation of the transactions contemplated hereby or thereby, upon and subject to compliance with the Hart-Scott-Rodino Act, does or will (i) violate any constitution, statute, regulation, rule or Judgment to which SkateNation or any of its Subsidiaries is subject or bound, or any provision of the charter or bylaws of SkateNation or of the charter, bylaws, operating agreement or other organizational document of any of its Subsidiaries, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any SkateNation Contract or any legal or contractual right, privilege, license, permit or franchise which is included in the Assets (or result in the imposition of any Security Interest upon any of the Assets), except where any such violation, conflict or default would not have a Material Adverse Effect or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement. Neither SkateNation nor any of its Subsidiaries is required to give any notice, declaration, report or statement to, make any filing with, or obtain any authorization, consent, declaration or approval of any Governmental Authority in connection with the execution and delivery by the Parties of, or the consummation of the transactions contemplated by, this Agreement or in order to preclude any termination, suspension, modification or impairment of any of the SkateNation Contracts or any legal or contractual right, privilege, license, permit or franchise which is included in the Assets.

         4.05 Brokers' Fees. Neither SkateNation nor any of its Subsidiaries has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Buyer, Family Golf, or SkateNation or any of its Subsidiaries to pay any fees or commissions to any broker, finder, or agent as a result of the negotiations leading up to the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

         4.06 Subsidiaries. Section 4.06 of the Disclosure Schedule sets forth for each Subsidiary of SkateNation (i) its name and jurisdiction of organization, (ii) its form of organization and capital structure, and (iii) the capital stock or membership interests held by SkateNation in such Subsidiary. SkateNation holds of record and owns beneficially all of the outstanding shares of capital stock or other interests in each of its Subsidiaries, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands of any nature whatsoever. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts, commitments, arrangements or understandings that could require SkateNation to sell, transfer, or otherwise dispose of any interest in any of its Subsidiaries or that could require any Subsidiary of SkateNation to issue, sell, or otherwise cause to become outstanding any of its own shares of capital stock or membership interests or any shares of capital stock or membership interests in any other Subsidiary. There are no (i) outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of SkateNation or (ii) voting trusts, proxies, or other agreements or understandings with respect to the voting of any interests of any such Subsidiary. None of SkateNation and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation or other investment in any Person which is not a Subsidiary.

         4.07 Corporate Records. The minute books and transfer books of SkateNation and each of its corporate Subsidiaries have been made available to the Buyer, contain true and complete records in all material respects of all meetings of, or written consents in lieu of meetings executed by, the respective boards of directors (and all committees thereof) and shareholders of SkateNation and each such Subsidiary. All material actions and transactions taken or entered into by SkateNation or any such Subsidiary and requiring action by its Board of Directors or shareholders have been duly authorized or ratified as necessary and are evidenced in such minute books; except, with respect to RMSC, RMS NJ and RMC, where the failure of such authorization, ratification or evidence in the minute books would not have a Material Adverse Effect. The stock certificate books and stock records of SkateNation and each such Subsidiary, as made available to the Buyer, are true and complete.

         4.08     Financial Statements.

                  (a) Attached hereto as Exhibit A are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of operations, shareholders' equity and cash flows, including the notes thereto, as of and for the period from December 21, 1995 through September 30, 1996 and the fiscal year ended September 30, 1997 for SkateNation and its Subsidiaries; (ii) unaudited separate and combined balance sheets and statements of operation as of and for the fiscal year ended September 30, 1998 (the "Most Recent Year End") for SkateNation and its Subsidiaries (other than Recreational Management Services Corporation ("RMSC"), Recreational Management Services of New Jersey, Inc. ("RMS NJ") and Recreational Management Corporation ("RMC")) (the "Unaudited Year End Financial Statements"); (iii) unaudited balance sheets and statements of income, changes in stockholders equity, and cash flows as of and for the fiscal years ended September 30, 1995, 1996 and 1997 for RMSC, as of and for the fiscal year ended September 30, 1997 for RMS NJ and as of and for the fiscal years, ended July 31, 1996 and 1997 for RMC and (iv) unaudited balance sheets and statements of income at and for the twelve month period ended September 30, 1998 for each of RMSC and RMS NJ and at and for the fourteen month period ended September 30, 1998 for RMC (the statements described in items (iii) and (iv) above, the "RMSC Unauditeds"). The Financial Statements (including the notes thereto) present fairly in all material respects the financial position of SkateNation and its Subsidiaries as of such dates and the results of operations of SkateNation and its Subsidiaries for such periods in conformity with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Unaudited Year End Financial Statements and the RMSC Unauditeds are subject to normal year-end adjustments and lack footnotes and other presentation items and the RMSC Unauditeds have not been prepared in accordance with GAAP.

                  (b) The books of account of SkateNation and each of its Subsidiaries are true and complete in all material respects, have been maintained in accordance with good business practices and, to Seller's Knowledge, fairly reflect all of the properties, assets, liabilities and transactions of SkateNation and each of its Subsidiaries in accordance with GAAP consistently applied (provided that no representation is made with respect to the presentation of the books and records of RMSC, RMC and RMS in accordance with GAAP). To Seller's Knowledge, (i) all fees, charges, costs and expenses of any nature whatsoever associated with the ownership, leasing, operation, maintenance and management of the Assets and the businesses of SkateNation and its Subsidiaries have been fully and properly charged and reflected, in all material respects, in the Financial Statements and SkateNation's and each of its Subsidiary's books and records and (ii) such Financial Statements and books and records, do not, because of the provision of services or the bearing of costs and expenses by the Seller or any other Affiliate of SkateNation or for any other reason, understate the true costs and expenses of conducting the businesses of SkateNation and its Subsidiaries.

         4.09 Events Subsequent to Most Recent Year End. Since the Most Recent Year End, to Seller's Knowledge, there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since the Effective
Date:

                  (a) none of SkateNation and its Subsidiaries has sold, leased, transferred, or assigned any of its Assets other than immaterial Assets sold, leased, transferred or assigned in the Ordinary Course of Business;

                  (b) none of SkateNation and its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

                  (c) no party (including SkateNation or any of its Subsidiaries) has accelerated, terminated (other than upon the expiration of its term), modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which SkateNation or any of its Subsidiaries is a party or by which it is bound;

                  (d) none of SkateNation and its Subsidiaries has imposed, nor has any other Person imposed, any Security Interest upon any of the Assets;

                  (e) none of SkateNation and its Subsidiaries has purchased, leased or acquired any Assets or made any capital or operating expenditure (or series of related capital or operating expenditures), capital addition or improvement, in either case, involving more than $20,000 or outside the Ordinary Course of Business;

                  (f) none of SkateNation and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $20,000 or outside the Ordinary Course of Business;

                  (g) none of SkateNation and its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations involving more than $50,000 singly or in the aggregate (other than indebtedness for money borrowed from the Seller before November 1, 1998, consistent with past practices);

                  (h) there has been no change made or authorized in the charter or bylaws of SkateNation or in the charter, bylaws, operating agreement or other organizational documents of any of its Subsidiaries;

                  (i) SkateNation has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash, securities, properties or otherwise) or redeemed, purchased, or otherwise acquired any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (j) none of SkateNation and its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to any material amount of its Assets;

                  (k) none of SkateNation and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business or involving more than $25,000;

                  (l) none of SkateNation and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement or adopted, amended, modified, or terminated any Employee Benefit Plan;

                  (m) to Seller's Knowledge, except as expressly contemplated by this Agreement, there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving SkateNation or its Subsidiaries;

                  (n) none of SkateNation and its Subsidiaries has discharged or satisfied any Security Interest, or paid, canceled, compromised or otherwise satisfied any obligation, indebtedness or liability (absolute or contingent) other than the payment in the Ordinary Course of Business of current liabilities shown on the Effective Date Balance Sheet or incurred since the date thereof in the Ordinary Course of Business.

                  (o) none of SkateNation and its Subsidiaries has (A) increased the rate of compensation payable or to become payable by it to any of its officers, directors, employees or agents, except for increases in the Ordinary Course of Business or required under the terms of employment agreements, or (B) granted, made or accrued any bonus, incentive compensation, service award or other like benefit, contingently or otherwise, to or for the credit of any of its officers, directors, employees or agents, other than in the Ordinary Course of Business, or made any employee welfare, pension, retirement, profit sharing or similar payment except pursuant to regularly scheduled payments required pursuant to the existing plans and arrangements described in Section 4.23 of the Disclosure Schedule or
         (C) paid or granted any right to receive any severance or termination pay to any officer, director, employee or agent;

                  (p) none of SkateNation and its Subsidiaries has made any change in any method of accounting or any accounting practice.

                  (q) none of SkateNation and its Subsidiaries has made any payments to, or obligated itself to make any payments to, Seller or any of its Affiliates (other than SkateNation or any of its Subsidiaries), nor has Seller or any of its Affiliates (other than SkateNation or any of its Subsidiaries) made any payments to, or obligated itself to make any payments to, SkateNation or any of its Subsidiaries after November 1, 1998.

                  (r) none of SkateNation and its Subsidiaries has entered into any written commitment to do any of the foregoing.

         4.10 Undisclosed Liabilities. None of SkateNation and its Subsidiaries has any Liability or other obligation which, singly or in the aggregate, would be required to be reflected or reserved against in a balance sheet of SkateNation and its Subsidiaries prepared in accordance with GAAP and, to Seller's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them which if asserted could result in any such Liability or other obligation, except for (x) Liabilities set forth on the face of the Unaudited Year End Balance Sheet (rather than in any notes thereto), and (y) Liabilities which have arisen after the Most Recent Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, tort, infringement, or violation of law).

         4.11 Legal Compliance. Each of SkateNation and its Subsidiaries has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions and Judgments of Governmental Authorities and courts of federal, state, local, and foreign governments (and all agencies thereof)), other than Environmental Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, in each case, where such noncompliance or such filing or commencement of action could reasonably be expected to have a Material Adverse Effect. This Section 4.11 expressly does not cover (i) legal compliance with respect to any Property or matters pertaining to Property and (ii) legal compliance with Environmental, Health and Safety Laws, all of which is covered solely and exclusively by Section 4.13 below.

         4.12     Tax Matters.

                  (a) Each of SkateNation and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by SkateNation and its Subsidiaries (whether or not shown on any Tax Return) have been paid or accrued. None of SkateNation and its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Authority in a jurisdiction where any of SkateNation and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) SkateNation and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (c) There is no dispute or claim concerning any Tax Liability of SkateNation or any of its Subsidiaries either (i) claimed or raised by any Governmental Authority in writing or (ii) to Seller's Knowledge , based upon personal contact with any agent of any Governmental Authority. Section 4.12(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to SkateNation and its Subsidiaries for taxable periods ended on or after September 30, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by SkateNation or any of its Subsidiaries since September 30, 1996.

                  (d) None of SkateNation and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) None of SkateNation and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of SkateNation and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, nor as a result of the transactions contemplated hereby will SkateNation or any of its Subsidiaries be obligated to make any payments, that will not be deductible under Code Section 280G or Code
         Section 49(99) or subject to any taxes imposed by Code Section 49(99). None of SkateNation and its Subsidiaries is a party to any Tax allocation or sharing agreement which will not be terminated effective as of the Closing. None of SkateNation and its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which was the Seller.

                  (f) The unpaid Taxes of SkateNation and its Subsidiaries (i) did not, as of the Most Recent Year End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Year End Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of SkateNation in filing its Tax Returns.

                  (g) Each Affiliated Group has filed all Tax Returns that it was required to file for each taxable period during which any of SkateNation and its Subsidiaries was a member of the group, and has paid all Taxes (whether or not shown thereon as owing), except where a failure to file or pay Taxes would not have a material adverse effect on the financial condition of SkateNation and its Subsidiaries taken as a whole.

                  (h) None of SkateNation and its Subsidiaries has any liability for the Taxes of any Person other than SkateNation and its Subsidiaries (i) under Reg. Section 1.1502-6 (or any similar provisions of state, local, or foreign law, as a transferee or successor, by contract or otherwise), (ii) as a transferee or successor, (iii) by contract or (iv) for any other reason.

                  (i) Except as set forth in Section 4.12(i) of the Disclosure Schedule, each of the Subsidiaries of SkateNation is, and will be on the Closing Date, an entity that is disregarded as an entity separate from its owner for federal income tax purposes within the meaning of Treasury Regulation Section 301.7701-2(c)(2). No election shall be made, and no action shall be taken to change the classification of any of the Subsidiaries of SkateNation for federal income tax purposes on or prior to the Closing Date. None of such Subsidiaries has any contractual obligation to make an election to change its classification under Section 7701 of the Code and the Treasury Regulations promulgated thereunder.

                  (j) Notwithstanding anything in this Agreement to the contrary, the Seller makes no representation or warranty, express or implied, with respect to any matter covered by this Section 4.12 concerning RMSC, RMS NJ or RMC except for matters covered by Sections 4.12(a), (b) or (c) hereof.

         4.13     Property.

                  (a) The Land constitutes all of the real property as to which SkateNation or its Subsidiaries is the fee owner or the lessee under a ground lease.

                  (b) There are no pending lawsuits or administrative proceedings concerning the Property that, if adversely determined to SkateNation or its Subsidiaries, can reasonably be expected to have a Material Adverse Effect and, to the Seller's Knowledge, no such proceeding or lawsuit is currently threatened;

                  (c) There are no pending condemnation proceedings concerning the Fee Owned Land that, if adversely determined to SkateNation or its Subsidiaries, can reasonably be expected to have a Material Adverse Effect and, to Seller's Knowledge, no such proceeding: (i) is currently pending concerning any Leasehold Land; or (ii) is currently threatened concerning any Leasehold Land or Fee Owned Land.

                  (d) Neither SkateNation nor any of its Subsidiaries has received any written notice from any city, village or Governmental Authority requiring the correction of any condition with respect to any Property by reason of a violation or alleged violation of any applicable law or regulation which, if not cured, could reasonably be expected to have a Material Adverse Effect, other than notices with respect to violations or alleged violations that have been cured;

                  (e) The Seller has made available to the Buyer complete copies of any third party reports that are in Seller's possession or control, have been prepared within the last two years, and relate to the physical or environmental condition of any of the Property, including all reports concerning asbestos (the "Environmental and Engineering Studies");

                  (f) The Seller has provided or made available to the Buyer complete copies of the Surveys listed in Section 4.13(f) of the Disclosure Schedule. The Surveys constitute all of the Property surveys in Seller's possession or control concerning the Property.

                  (g) The Seller has provided or made available to the Buyer complete copies of the Title Policies listed in Section 4.13(g) of the Disclosure Schedule. The Title Policies constitute the most recent title insurance policies in Seller's possession or control concerning the Property.

                  (h) Section 4.13(h) of the Disclosure Schedule contains a list of all ground leases pursuant to which Property is leased to SkateNation or any of its Subsidiaries (the "Ground Leases"). With respect to each Ground Lease:

                           (i) the Seller has provided the Buyer with a copy of the Ground Lease that is true, correct and complete;

                           (ii) the Ground Lease has not been amended or modified;

                           (iii) to the Seller's Knowledge, the Ground Lease is in full force and effect and is legal, valid, binding and enforceable against the Ground Lessor, subject to the Remedies Exception; and

                           (iv) neither SkateNation nor any of its Subsidiaries is in default in its obligations to pay rent or in any of its other material obligations under the Ground Lease and, to the Seller's Knowledge, no other party thereto is in default of its material obligations under the Ground Lease; and

                           (v) no consent is required of any party to the Ground Lease by virtue of the transactions contemplated by this Agreement and the transactions contemplated by this Agreement will not result in any termination of or modification to the Ground Lease.

                  (i) Section 4.13(i) of the Disclosure Schedule contains a list of all leases pursuant to which SkateNation or its Subsidiaries, as lessee, leases any portion of the Improvements from any Person (the "Space Leases"). With respect to each Space Lease:

                           (i) the Seller has provided Buyer with a copy of the Space Lease that is true, correct and complete;

                           (ii)  the Space Lease has not been amended or
         modified;

                           (iii) to the Seller's Knowledge, the Space Lease is in full force and effect and, is legal, valid, binding and enforceable against the Lessor, subject to the Remedies Exception; and

                           (iv) neither SkateNation nor any of its Subsidiaries is in default of its obligations to pay rent under the Space Lease or in any of its other material obligations under the Space Lease and, to Seller's Knowledge, no other party thereto is in default in any of its material obligations under the Space Lease; and

                           (v) no consent is required of any party to the Space Lease by virtue of the transactions contemplated by this Agreement and the transactions contemplated by this Agreement will not result in any termination of or modification to the Space Lease.

                  (j) To the Seller's Knowledge, neither SkateNation nor its Subsidiaries nor any Ground Lessor under a Ground Lease or any Lessor under a Space Lease has received any written notice from any governmental agency or official within the twelve-month period prior to the date of this Agreement regarding any actual or alleged material violation of Environmental, Health, and Safety Laws relating to (i) the Property, (ii) to any management contract or lease agreement between SkateNation or any of its Subsidiaries, on the one hand, and a third party, on the other hand, covering SkateNation's or such Subsidiary's management of ice skating rinks or other sports facilities (each such contract, a "Management Agreement") or (iii) SkateNation or its Subsidiaries and arising under Environmental, Health, and Safety Laws, which if adversely determined to SkateNation, its Subsidiaries or the Ground Lessor or Lessor, as the case may be, could reasonably be expected to have a Material Adverse Effect.

                  (k) To the Seller's Knowledge, except as described in the Environmental and Engineering Studies, each of SkateNation and its Subsidiaries has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Laws and with all other applicable laws (including rules, regulations, codes, plans, injunctions and Judgments of Governmental Authorities) relating to the Property and has obtained, has complied, and is in compliance with, in each case in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Laws for the occupation of its facilities and the operation of its businesses, in each case where noncompliance could reasonably be expected to have a Material Adverse Effect.

                  (l) To Seller's Knowledge, since the date of the applicable Environmental and Engineering Report with respect to any Property and except as described in the Environmental and Engineering Studies, neither SkateNation nor any of its Subsidiaries has taken any action or engaged in any activities nor has any event, circumstance or condition occurred that could reasonably be expected to form the Basis of any claim under any Environmental, Health and Safety Law against SkateNation or any of its Subsidiaries by reason of its ownership, lease, use or operation of such Property.

                  (m) To Seller's Knowledge, except as described in the Environmental and Engineering Studies, all Improvements constituting part of the Property are structurally sound in all material respects, and there are no material deficiencies in the mechanical, plumbing, sewer, refrigeration, heating and electrical systems of any Improvement (a "material deficiency" for this purpose meaning, as to the Improvement(s) on each Property, a condition or conditions required a repair in excess of $25,000).

                  (n) Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that, except for the representations expressly set forth in this Section 4.13, the Seller makes no representations or warranties of any kind, express or implied, concerning the Property, the Ground Leases, the Space Leases, Hazardous Materials or Environmental, Health, and Safety Laws, including: (1) the condition or safety of the Property, including plumbing, sewer, heating and electrical systems, roofing, air conditioning, foundations, soils and geology, lot size, or suitability of the Property for a particular purpose; (2) whether any fixtures, plumbing or other utilities are in working order; (3) the habitability or suitability for occupancy of any structure and the quality of its construction; (4) whether the Improvements are structurally sound, in good condition, or in compliance with applicable city, county, state or federal statutes, codes or ordinances; (5) the condition of title to the Property; (6) the projected profitability or projected losses or expenses relating to the Property during any period after the Closing; (6) the possible presence of Hazardous Materials in, under or near the Property or any other matter concerning Environmental, Health, and Safety Laws; and (7) the completeness or accuracy of any information provided to Buyer by the Seller or its agents concerning the Property.

         4.14     Intellectual Property.

                  (a) SkateNation has the sole and exclusive right to use each of the trademarks, service marks, tradenames and logos set forth in
         Section 4.14 of the Disclosure Schedule.

                  (b) Each of SkateNation and its Subsidiaries possesses or has the right to use (in the manner and to the extent presently used) all of the Intellectual Property used in the operation and conduct of its business as presently conducted, without, to the Seller's Knowledge, any material conflict or claim of conflict with the rights of others. None of such Intellectual Property is subject to any outstanding Judgment, or any stipulation or agreement, restricting the use thereof by SkateNation or any of its Subsidiaries. None of SkateNation or its Subsidiaries has entered into or is subject to any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, tradename, service mark or copyright.

                  (c) To the Knowledge of the Seller, (i) none of SkateNation and its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties and (ii) no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of SkateNation and its Subsidiaries.

                  (d) Section 4.14 of the Disclosure Schedule sets forth an accurate and complete list of the Intellectual Property owned or used by SkateNation and its Subsidiaries in the conduct of their respective businesses.

                  (e) Notwithstanding anything to the contrary in this Agreement, Seller makes no representation or warranty, express or implied, whether in this Section 4.14 or elsewhere in this Agreement, with respect to the names "Perry Power" and "Pro Start".


         4.15     Equipment.

         (a) Each of SkateNation and its Subsidiaries owns or has the right to use (in the manner and to the extent presently used) all of the Equipment used in the operation and conduct of its businesses as presently conducted. Each of SkateNation and its Subsidiaries has good and marketable title to, or a valid Leasehold Interest in, all Equipment owned by it, free and clear of any Security Interest. Each of SkateNation and its Subsidiaries is the sole and exclusive owner of all of its Equipment, does not use any of such Equipment by the consent of any other Person and is not required to and does not make any payments to others with respect thereto. To Seller's Knowledge, each material item of Equipment is in reasonable working order and repair, reasonable wear and tear excepted. Since the Effective Date, there has been no material change in the condition of the Equipment owned or leased by SkateNation or any of its Subsidiaries, and no portion of such Equipment has been removed from its respective location as of such date. Each piece of Equipment is located on the Property or is otherwise within the physical control of SkateNation or one of its Subsidiaries.

         (b) To Seller's Knowledge, all of the Equipment used in the conduct of the business of SkateNation and its Subsidiaries are being operated and maintained in accordance with the requirements of all applicable contracts to which SkateNation or any of its Subsidiaries is subject and all laws (including the common law and any statute, ordinance, code or other law, rule or regulation enacted, adopted, promulgated, applied or followed by any Governmental Authority or court).

         (c) The Equipment located on the Property on the date hereof constitutes all of the Equipment pertaining to SkateNation and its Subsidiaries' involvement in the ownership, operation or management of ice skating rinks.

         (d) No representations or warranties are made in this Section 4.15 with respect to the Property.

         4.16 Contracts. Section 4.16 of the Disclosure Schedule lists the following contracts and other agreements to which SkateNation or any of its Subsidiaries is a party (together with the Ground Leases and the Space Leases, the "SkateNation Contracts"):

                  (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

                  (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration in excess of $100,000;

                  (c) any agreement concerning a partnership or joint venture;

                  (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its Assets;

                  (e) any agreement concerning confidentiality or noncompetition, or which otherwise restricts in any material manner the free use by SkateNation and its Subsidiaries of its Assets or data made available to it in the Ordinary Course of Business;

                  (f) any agreement with the Seller or any Affiliates thereof (other than SkateNation and its Subsidiaries);

                  (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of the current or former directors, officers, and/or employees of SkateNation or any of its Subsidiaries;

                  (h) any collective bargaining agreement;

                  (i) any written agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

                  (j) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and/or employees;

                  (k) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

                  (l) any agreement with any tenant of any space at the Property that involves annual consideration in excess of $10,000;

                  (m) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000 or that is material to the business of SkateNation or any of its Subsidiaries.

The Seller has made available to the Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 4.16 of the Disclosure Schedule. With respect to each agreement required to be identified in Section
4.16 of the Disclosure Schedule: (w) the agreement is in full force and effect and, the Seller's Knowledge, is the legal, valid and binding obligation of the parties thereto other than SkateNation or any of its Subsidiaries (the "Other Parties") and enforceable against the Other Parties in accordance with its terms, subject to the Remedies Exception; (x) neither SkateNation nor any of its Subsidiaries nor, to the Seller's Knowledge, any of the Other Parties, is in breach, violation or default, and to Seller's Knowledge, no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default by SkateNation or any of its Subsidiaries, or permit termination, modification, or acceleration by the Other Parties, under the agreement; (y) neither SkateNation or any of its Subsidiaries nor, to the Seller's Knowledge, any of the Other Parties, has repudiated any provision of the agreement and (z) no consent is required of any of the Other Parties by virtue of the execution, delivery or performance of this Agreement, and the transactions contemplated by this Agreement will not result in the termination or modification of the agreement. No representations or warranties are made in this Section 4.16 with respect to the Ground Leases or the Space Leases.

         4.17 Insurance. Section 4.17 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, automobile, casualty, liability, umbrella, and workers' compensation coverage and bond and surety arrangements) to which SkateNation or any of its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time since December 31, 1995:

                  (a) the name, address, and telephone number of the agent;

                  (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (c) the policy number and the period of coverage;

                  (d) the general type of coverage (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including any deductibles and ceilings) of coverage; and

                  (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each insurance policy required to be disclosed in Section 4.17 of the Disclosure Schedule: (i) the policy is legal, valid, binding, and enforceable by and in favor of SkateNation and its Subsidiaries, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby, and will provide coverage to SkateNation and its Subsidiaries following the Closing Date for claims relating to the period prior to the Closing Date, subject to any limitations stated in any such policy; (iii) neither the Seller nor SkateNation nor, to Seller's Knowledge, any other party to the policy is in breach, violation or default (including with respect to the payment of premiums or the giving of notices), and, to the Seller's Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach, violation or default by SkateNation or any of its Subsidiaries, or permit termination, modification, or acceleration, under the policy; and (iv) neither SkateNation nor any of its Subsidiaries nor, to the Seller's knowledge, any other party to the policy has repudiated any provision thereof. Section
4.17 of the Disclosure Schedule is a true and complete list in all material respects of all policies of insurance in force maintained by SkateNation and any of its Subsidiaries, and describes any self-insurance or co-insurance arrangements affecting SkateNation and its Subsidiaries.

         4.18 Litigation. Section 4.18 of the Disclosure Schedule sets forth each instance in which SkateNation and its Subsidiaries or their respective businesses or Assets (i) is a party or otherwise involved or, to the Seller's Knowledge, is threatened to be made a party or threatened to be involved to or in any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator which, individually or in the aggregate, would, if determined adversely, have a Material Adverse Effect or might have a material adverse effect on the transactions contemplated hereby, or (ii) is subject to any outstanding injunction, Judgment, order, decree, ruling, or charge.

         4.19 Employees. To the Seller's Knowledge, no executive, key employee, or group of employees has any plans to terminate employment with SkateNation or any of its Subsidiaries. None of SkateNation and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has SkateNation or its Subsidiaries experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To Seller's Knowledge, none of SkateNation and its Subsidiaries has committed any unfair labor practice. To the Seller's Knowledge, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of SkateNation or any of its Subsidiaries. The Seller has made available to Buyer a list containing the name of each salaried employee of SkateNation or any of its Subsidiaries and his or her salary (on an annualized basis) as of the date hereof.

         4.20     Employee Benefits.

                  (a) Section 4.20 of the Disclosure Schedule lists each Employee Benefit Plan that SkateNation or any of its Subsidiaries maintains or to which SkateNation or any of its Subsidiaries contributes, and in which employees or former employees of SkateNation or any of its Subsidiaries participates.

                           (i) To Seller's Knowledge, each Employee Benefit
                  Plan required to be listed in Section 4.20 of the Disclosure Schedule (and each related trust, insurance contract or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                           (ii) None of SkateNation and its Subsidiaries
                  maintains any Employee Benefit Plan which is an Employee Pension Benefit Plan.

                           (iii) The Seller has delivered to the Buyer correct
                  and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                  (b) With respect to each Employee Benefit Plan that SkateNation and its Subsidiaries or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                           (i) No Such Employee Benefit Plan which is an
                  Employee Pension Benefit Plan has been completely or partially terminated or been the subject to a Reportable Event as to which notice would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer
                  Plan) has been instituted or threatened.

                           (ii) There have been no Prohibited Transactions with
                  respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.

                           (iii) No action, suit, proceeding, hearing, or
                  investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Seller's Knowledge, threatened, except where the action, suit, proceeding, hearing or investigation would not have a Material Adverse Effect.

                           (iv) None of SkateNation, its Subsidiaries and any
                  ERISA Affiliate has incurred any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                  (c) None of SkateNation, its Subsidiaries nor any ERISA Affiliate contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                  (d) None of SkateNation and its Subsidiaries maintains nor ever has maintained nor contributes, nor ever has contributed, nor ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Part 6 of Title I of ERISA).

                  (e) SkateNation and its Subsidiaries have complied with the applicable requirements of Parts 6 and 7 of Title I of ERISA with respect to any Employee Welfare Benefit Plan providing health benefits, except where such noncompliance would not have a Material Adverse Effect.

         4.21 Guaranties. None of SkateNation and its Subsidiaries is a guarantor or co- borrower in respect of any Liability or obligation or is otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         4.22 Certain Business Relationships. Neither the Seller nor any of its Affiliates (other than SkateNation and its Subsidiaries) are involved in any business arrangement or relationship with SkateNation or any of its Subsidiaries, the continuation of which is material to the business and operations of SkateNation and its Subsidiaries, and none of the Seller and its Affiliates (other than SkateNation and its Subsidiaries) owns any Asset which is used in the business of SkateNation and its Subsidiaries and is material to the business and operations of SkateNation and its Subsidiaries. There are no intercompany obligations between SkateNation and its Subsidiaries, on the one hand, and the Seller or any of the Seller's Affiliates, on the other hand, other than payables to and receivables from the Seller which shall be canceled at or prior to the Closing in accordance with Section 2.06 above or which shall be reimbursed by Buyer to Seller to the extent that such amounts are covered by
Section 5.03(e) of this Agreement.

         4.23 Disclosure. To the Knowledge of Seller, the representations and warranties contained in this Article IV (including, without limitation, the Disclosure Schedule attached hereto) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

         4.24 Disclaimer of other Representations and Warranties. Except as expressly set forth in Section 3.01 and this Section 4, the Seller makes no representation or warranty, express or implied, at law or in equity, in respect of SkateNation, its Subsidiaries, or any of their respective assets, Liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.


                                   ARTICLE V

                             PRE-CLOSING COVENANTS
                             ---------------------

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         5.01 General. Each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below).

         5.02     Notices and Consents.

                  (a) The Seller shall, or shall cause SkateNation and its Subsidiaries to, give any notices to third parties, and shall cause SkateNation and its Subsidiaries to use its good faith efforts to obtain any third party consent, approval or authorization, required to consummate the transactions contemplated by this Agreement; provided, however, that no SkateNation Contract or other agreement or contract to which SkateNation or any of its Subsidiaries is a party shall be amended to increase the amount payable thereunder or to otherwise be more burdensome to SkateNation, any of its Subsidiaries or the Buyer after the Closing in order to obtain any such consent, approval or authorization without the Buyer's prior written consent (it being understood that an amendment for which the Buyer's prior written consent was obtained and that is made in conformity with such consent shall not constitute a breach by the Seller of any of the representations, warranties or covenants made by them herein). Notwithstanding the foregoing, the Buyer and Family Golf acknowledge and agree that Seller shall have no obligation to obtain the consent of any lender under the Loan Agreements. The Seller shall, and shall cause SkateNation and its Subsidiaries to, cooperate with the efforts of the Buyer and Family Golf, at the Buyer's and Family Golf's sole cost and expense, to obtain the consent of such lenders to the consummation of the transactions contemplated hereby. Buyer's obligations hereunder are not contingent upon (i) the consent of any or all lenders under the Loan Agreements or (ii) the receipt of estoppel certificates from any of the lessors under the Ground Leases or Space Leases. If any such consent or estoppel certificate is not obtained, the Buyer and Family Golf acknowledge and agree that the Buyer will, subject to the satisfaction of the other terms and conditions of this Agreement, pay, or cause to be paid, at Closing any and all amounts due under such Loan Agreements, including interest, penalties and other fees (including but not limited to any consent or assumption fees, but excluding any breakage costs), and will close the transactions as contemplated by this Agreement.

                  (b) Each of the Parties will (and the Seller will cause SkateNation and its Subsidiaries to) give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, declarations and approvals of Governmental Authorities in connection with the matters referred to in Section 3.01(b), Section 3.02(b), and Section 4.04 above. Without limiting the generality of the foregoing, each of the Parties will use its reasonable best efforts to promptly comply with any applicable requirements under the Hart-Scott-Rodino Act and the rules and regulations promulgated thereunder, as in effect from time to time (the "HSR Rules"), relating to filing and furnishing of information to the FTC and the Antitrust Division of the DOJ, the Parties' actions to include, without limitation: (i) using their reasonable best efforts to comply with any additional requests for documents or information made by the FTC, the DOJ or by a court with respect to the HSR Reports and related materials previously filed by the Parties hereto or by any other person which is part of the same "Person" (as defined in the Hart-Scott-Rodino Act and HSR Rules), and assisting the other Parties to so comply; (ii) taking all other action required by the Hart-Scott-Rodino Act or HSR Rules, (iii) using their reasonable best efforts to obtain an early termination of the applicable waiting period; and (iv) using its reasonable best efforts to cause all such other Persons to cooperate and assist in such compliance.

         5.03 Operation of Business. The Seller covenants and agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement (including the schedules and exhibits thereto), required by any change in applicable law or otherwise consented to or approved in writing by the Buyer, during the period commencing on the date hereof and ending on the Closing Date, the Seller shall cause SkateNation and each of its Subsidiaries (provided that such obligation shall exclude those efforts that a stockholder with 100% voting control of a Delaware corporation may not take under Delaware law with respect to the various actions set forth below to be taken or to be refrained from by the corporation over which it exerts 100% voting control and the various corporate and other entities which are the subsidiaries of the controlled corporation) to:

                  (a) conduct its business only in, and not take any action except in, the Ordinary Course of Business.

                  (b) use reasonable commercial efforts (i) to preserve intact its current business organizations and properties, including, without limitation, its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees, (ii) to preserve any license, franchise, ordinance, authorization, permit, certificate, variance, exemption, concession, lease, right of way, easement, instrument, order and approval, domestic or foreign, in full force and effect, to preserve the good will of the Governmental Authorities granting the same, and not to modify or change in any material respect the same, (iii) to keep available the services of its present officers and key employees, (iv) to maintain all of the tangible Assets in reasonable and customary repair, operating order and condition, (v) to preserve the goodwill of those having business relationships with it, and (vi) to maintain the insurance referred to in Section 4.17 of the Disclosure Schedule (or replacement insurance of substantially the same type and quality);

                  (c) maintain its books, accounts and records (including, without limitation, those relating to its business, the Assets and its customers) in the usual, regular and ordinary manner in accordance with GAAP and business practices applied on a basis consistent with prior periods (provided, however, that with respect to RMSC, RMC and RMS, the Parties agree that SkateNation may take certain actions suggested by its accountants to properly account for various elements of each such corporation's financial position in accordance with GAAP that may not be consistent with financial reporting for prior periods); to accurately maintain its minute books and to close its stock transfer books until the Closing;

                  (d) not (i) make any change or amendments in its charter, bylaws, operating agreement or other organizational documents (as the case may be); (ii) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any shares of its capital stock or issue any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, options, warrants, calls, commitments or other agreements of any character to purchase or acquire any shares of its capital stock or other equity or voting interests; (iii) issue, grant, sell or deliver any debt securities or warrants or rights to acquire any debt securities of SkateNation or any of its Subsidiaries or guarantee any debt securities of others; (iv) incur or become subject to any liability or obligation (provided, however, that the obligation imposed by this clause (iv) is undertaken only to the extent of SkateNation's and its Subsidiaries' good faith efforts with respect to any liability or obligation, including but not limited to contingent liabilities, to the extent that SkateNation and its Subsidiaries do not have complete control over whether or not to incur such obligation or liability), except current liabilities and obligations under SkateNation Contracts and other agreements in the Ordinary Course of Business; (v) discharge or satisfy any Security Interest, or pay, cancel, compromise or otherwise satisfy any claim, obligation, indebtedness or liability (absolute, accrued, contingent or otherwise) other than the payment in the Ordinary Course of Business of current liabilities shown on the Year End Balance Sheet or incurred since the date thereof in the Ordinary Course of Business; (vi) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution (whether in cash, securities, properties or otherwise) in respect of any shares of its capital stock or other equity or voting interests, or purchase or redeem any of its capital stock or other equity or voting interests; (vii) split, subdivide, combine, reclassify or recapitalize the outstanding shares of its capital stock or other equity or voting interests; (viii) sell, assign, transfer, move or otherwise dispose of any tangible Assets, except for dispositions of immaterial or obsolete tangible Assets in the Ordinary Course of Business; (ix) acquire any Assets other than in the Ordinary Course of Business or pursuant to SkateNation Contracts or other agreements in effect on the date hereof; (x) modify or change any SkateNation Contract (including, without limitation, a modification or change in any respect to the loan agreements set forth in Section 4.03 of the Disclosure Schedule); (xi) enter into any new employment, consulting, agency, commission, severance or termination agreement, or employee benefit plan or program (including any Employee Benefit
         Plan), make any amendment or modification to or terminate any existing employment, consulting, agency or commission agreement or employee benefit plan or program (including any Employee Benefit Plan) or grant any increases in compensation or benefits, other than increases in compensation in the Ordinary Course of Business granted to persons who are not officers or directors of SkateNation or any of its Subsidiaries; (xii) guarantee any indebtedness for money borrowed or guarantee any other obligation of any Person, except with respect to the endorsement of negotiable instruments in the Ordinary Course of Business, or directly or indirectly make any loans to any officers or directors of SkateNation or any of its Subsidiaries (other than advances made in the Ordinary Course of Business); (xiii) secure any of its outstanding unsecured indebtedness, provide additional security for any of its outstanding secured indebtedness or grant, create or suffer to exist any Security Interest on or with respect to all or any part of the Assets or any proceeds thereof, except for the possible lien of property taxes not yet due or payable; (xiv) cancel any debts or waive any claims or rights under any SkateNation Contracts or other agreements or with respect to the Assets; (xv) accelerate the payment of, or otherwise prepay, any existing outstanding indebtedness for borrowed money; (xvi) change its business policies or practices;
         (xvii) make any change in its accounting policies or procedures, except for changes mandated by applicable accounting standards or by law; (xviii) offer any promotional incentives or discounts other than those that are consistent with past practices, or (xix) enter into or assume any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing;

                  (e) not extend any loan to, or repay any loan from or other payable to, or otherwise enter into any agreement with, the Seller or any of its Affiliates; provided, however, that Seller may advance any amounts or provide any tax services to or for the benefit of SkateNation and its Subsidiaries that are necessary or appropriate in its reasonable business judgment to preserve the business, operations, Assets and/or prospects of SkateNation and its Subsidiaries with the prior written consent of Buyer or Family Golf, which consent shall not unreasonably be withheld, and Buyer shall reimburse Seller at Closing for any such amounts advanced or the fair market value of any such tax services provided (at an average hourly rate of $76.00);

                  (f) maintain the inventory at each ice skating rink owned or operated by SkateNation or any of its Subsidiaries at customary and prudent levels;

                  (g) in general, use its best efforts not to take any action or omit to take any action which would or might result in any of the representations or warranties of the Seller made in this Agreement being untrue or incomplete in any material respect, if such representations and warranties were deemed to have been made at and as of the time of such act or omission, in any material breach or violation of any covenant or agreement of the Seller contained herein, or in any breach or violation of, default under, or termination, suspension, modification or impairment of, any SkateNation Contract, title document, law (including the common law and any statute, ordinance, code or other law, rule or regulation enacted, adopted, promulgated, applied or followed by any Governmental Authority or court) or Judgment and any order of or by any Governmental Authority, to which SkateNation or any of its Subsidiaries is a party or by which SkateNation or any of the Assets or the businesses of SkateNation and its Subsidiaries and is bound or affected. No compensation shall be paid or agreed to be paid (whether through a bonus, increased management fee, incentive compensation arrangement or otherwise) to any Person in connection with the renewal of, or efforts to effect the renewal of, any of the SkateNation Contracts; and

         The Parties expressly agree that SkateNation's or any of its Subsidiaries' entering into management contracts with respect to ice skating facilities at Orland Park, Illinois, Fox Valley, Illinois and St. John Ice Arena and Fitness Center; (each such contract substantially in the form of contract or description thereof delivered to counsel for Buyer on November 20,
1998) and one or more facilities management contracts and/or facilities management leases relating to the ice skating rinks and which are terminable without penalty by SkateNation or such Subsidiary on no more than 30 days' notice and otherwise on terms that are commercially reasonable shall be deemed to be in the Ordinary Course of Business and shall not require the approval of Buyer or Family Golf (but Seller shall notify Buyer in writing of such action as soon as is reasonably practicable).

         5.04 Notification. The Seller shall promptly advise the Buyer orally and in writing of any change (other than any change affecting the industry generally) which, to the knowledge of the Seller, has had or is reasonably likely to have a Material Adverse Effect.

         5.05     Full Access.

         (a) The Seller will permit, and the Seller will cause SkateNation and SkateNation's officers, employees, counsel, accountants and other authorized representatives to permit, representatives of the Buyer and Family Golf and their respective counsel, accountants, employees and other authorized representatives to have full access upon reasonable advance notice to SkateNation and during normal business hours to all premises, Property (including subsurface testing), personnel, books, records (including Tax records), contracts, and other documents and data, of or pertaining to SkateNation and its Subsidiaries (wherever located) in order that the Buyer may have the full opportunity to make such investigations (including, without limitation, technical investigations) as it shall desire to make of the affairs of SkateNation and each of its Subsidiaries, and to verify the performance of and compliance with the Seller's representations, warranties, covenants and conditions herein contained. Such access will be subject to the following limitations: (a) such access shall not violate any law or agreement to which SkateNation or any of its Subsidiaries is a party or otherwise expose SkateNation or any Subsidiary to a material risk of liability; (b) Buyer or Family Golf shall obtain Seller's consent prior to contacting or communicating, in writing or otherwise, with any employee of SkateNation or any of its Subsidiaries; (c) Buyer or Family Golf shall give Seller notice at least two (2) Business Days before conducting any inspections or communicating with any third party relating to any Property, and a representative of SkateNation shall have the right to be present when Buyer or Family Golf or its respective representatives conducts its or their investigations on the property ; (d) none of Buyer, Family Golf or their respective representatives shall interfere with the use, occupancy or enjoyment of any tenants, subtenants or other occupants of the Property or their respective employees, contractors, customers or guests; (e) none of Buyer, Family Golf or their respective agents shall damage the Property or any portion thereof; and (f) each of Family Golf and Buyer shall: (i) use reasonable efforts to perform all on-site due diligence reviews and all communications with any Person on an expeditious and efficient basis; and (ii) indemnify, hold harmless and defend the Seller against, and hold the Seller harmless from, all loss, Liability, claims, costs (including reasonable attorneys' fees), liens and damages resulting from or relating to the activities of Buyer or its agents under this paragraph. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement. SkateNation will provide counsel to Family Golf with copies of all such documents as the Buyer shall reasonably request.

         (b) Without limiting the generality of the foregoing (i) the Seller shall cause to be furnished to Buyer and Family Golf and their respective officers, employees counsel, accountants and authorized representatives upon their request the work papers of Pricewaterhousecoopers with respect to audits performed or to be performed for SkateNation and its Subsidiaries for the fiscal years ended 1997 and, when available, 1998 and any audit reports, management letters or similar memoranda or correspondence prepared by such firm and such additional financial and operating data and other information as the Buyer and such other persons shall from time to time reasonably request, and
(ii) the Seller shall, and shall cause SkateNation and its Subsidiaries to, promptly after the same become available, furnish to the Buyer such of the financial data as is normally prepared by SkateNation and its Subsidiaries as the Buyer may reasonably request, including, without limitation, any interim quarterly and monthly financial statements or reports prepared by SkateNation and its Subsidiaries after the date of this Agreement, when available, accompanied by a statement on behalf of SkateNation by the controller thereof that, in the opinion of such officer, such financial statements were prepared on a basis consistent with the Year End Financial Statements (except as otherwise stated in such financial statements) and present fairly the financial condition, results of operations and cash flows of SkateNation and its Subsidiaries as of the date and for the period indicated subject to normal year-end adjustments, and (iii) the Seller shall, and shall cause SkateNation and each of its Subsidiaries and their respective officers, accountants, attorneys, employees and agents to, cooperate with the officers, employees, counsel, accountants and other authorized representatives of the Buyer and Family Golf and make full disclosure to such representatives of such additional information regarding SkateNation and its Subsidiaries as such representatives may reasonably request, all subject to any limitations with respect thereto set forth in
Section 5.04(a) above.

         5.06     Confidentiality.

         (a) Each of the Buyer and Family Golf agree that pending the Closing it shall, and shall use its diligent efforts to cause its respective officers, employees and authorized representatives to, (i) hold in strict confidence all Confidential Information obtained by them from the Seller, SkateNation or any of SkateNation's Subsidiaries; (ii) use all such Confidential Information solely for the purpose of consummating the transactions contemplated hereby; and (iii) use all such data and information solely for the purpose of consummating the transactions contemplated hereby and, except as required by applicable law or legal process, shall not, and shall use its diligent efforts to ensure that such officers, employees and authorized representatives do not, disclose such information to others without the prior written consent of the Seller.

         (b) The Seller agrees to, and agrees to cause SkateNation, its Subsidiaries and their respective officers, employees and authorized representatives to, use diligent efforts to (i) hold in strict confidence all data and information obtained by it from the Buyer or Family Golf (unless such information is or otherwise becomes (through no breach of this covenant) public or readily ascertainable from public or published information) and (ii) use all such data and information solely for the purpose of consummating the transactions contemplated hereby and, except as required by applicable law or legal process, shall not, and shall use its diligent efforts to ensure that such officers, employees and authorized representatives do not, disclose such information to others without the prior written consent of the Buyer and Family Golf.

         (c) In the event this Agreement is terminated, the Parties agree to
(i) return promptly, if so requested, each and every document furnished to it by the other Party or any Affiliate of such other Party, in connection with the transactions contemplated hereby and any copies thereof which may have been made and to cause its representatives and any representatives of others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, other than documents that are publicly available, (ii) to destroy any such documents and copies described in (i) above, to the extent not returned to other Party, as well as any extracts, summaries, compilations of Confidential Information and references thereto which are in such Party's notes, documents, databases or other records and
(iii) refrain, and to use its diligent efforts to cause its officers, employees and representatives to refrain, from using any of the data or information referred to in subsection (a) or (b) of this Section 5.06, as the case may be, for any purpose.

         (d) In the event that either Party or any other Person to whom such Party transmits the Confidential Information under the terms of this Agreement becomes legally compelled to disclose any of the Confidential Information, such Party will provide the other Party to this Agreement with prompt written notice in advance of such disclosure so that such other Party may seek a protective order or other appropriate remedy. The Party subject to the legal requirement to disclose will cooperate as reasonably requested by such other Party in connection with such other Party's effort to obtain a protective order or other appropriate remedy.

         (e) Each of Buyer and Family Golf acknowledges and agrees that the unaudited balance sheet of Seller provided to them pursuant to Section 3.01(f) is Confidential Information and that all of the covenants in this Section 5.06 shall apply with respect to such balance sheet and any information contained therein both before and after the Closing.

         5.07     Notice of Developments.

         (a) Each of the Seller, on the one hand, and the Buyer and Family Golf, on the other hand, will give prompt written notice to the other of: (i) any information that indicates that any of its representations or warranties contained in this Agreement was not true and complete as of the date hereof in all material respects or will not be true and complete in all material respects as of the Closing Date, (ii) the occurrence or failure to occur of any event which occurrence or failure to occur will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Article VII hereof, (iii) the failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iv) any notice or other communication from any third party or Governmental Authority alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, and (v) any notice of, or other communication relating to, any breach or violation of or default under or alleged breach or violation of or default under any SkateNation Contract or any right to terminate or suspend or to accelerate the maturity or performance of any obligation under, any such contract that results or allegedly will result from the transactions contemplated by this Agreement or any event which, with notice or lapse of time or both, would become such a breach, violation or default or give rise to such a right of termination, suspension or acceleration. Such information shall, to the extent it amends a representation or warranty, be deemed a supplement to the Disclosure Schedule that has amended such representation or warranty for purposes of Article VIII hereof. The foregoing shall not in any manner be construed or deemed to limit the ability of Buyer to determine not to close under Section 7.01(a) to the extent that the information provided pursuant to this Section 5.07(a) would, but for the application of the immediately preceding sentence, cause such closing condition not to be fulfilled.

         (b) In the event that, prior to Closing, the officers of any Party to this Agreement obtain actual knowledge of any breach of warranty or misrepresentation of another Party, such first-named Party shall immediately notify the other Party thereof and shall afford the other Party a reasonable period of time, not to exceed twenty days, in which to cure such breach or take such action as may be appropriate to correct the circumstances giving rise to the breach of warranty or misrepresentation. If a Party fails to notify the other Party in accordance with this Section 5.07(b) (provided that the Party claiming that the other Party has failed to so notify it shall have the burden of proof on actual knowledge and failure to notify), such nondisclosing Party shall be deemed to have waived its rights to indemnification with respect to such undisclosed matter under this Agreement.

         5.08     Litigation During Interim Period.

         (a) The Seller covenants and agrees to advise the Buyer in writing promptly of the assertion, commencement or threat of any claim, litigation, proceeding or investigation involving SkateNation or any of its Subsidiaries of which the Seller has knowledge where an adverse finding or judgment would be reasonably likely to have a Material Adverse Effect.

         (b) The Seller, on the one hand, and the Buyer and Family Golf, on the other hand, will promptly give notice to the other upon becoming aware that any legal action, proceeding or investigation is pending or threatened by or before any court or arbitrator, or any Governmental Authority, in each case with respect to the transactions contemplated by this Agreement. Each of the Seller, the Buyer and Family Golf (i) will cooperate with the others in connection with the prosecution, investigation or defense or any such legal action, proceeding or investigation, (ii) will supply promptly all information reasonably requested by the other, by any such court or arbitrator or Governmental Authority in connection with the defense of any such legal action, proceeding or investigation and (iii) will use all reasonable efforts to cause any such legal action, proceeding or investigation to be determined as promptly as practicable and in a manner which does not impact adversely on, and is consistent with, the transactions contemplated by this Agreement.

         5.09 SkateNation Stock Option Agreements. SkateNation shall terminate each outstanding SkateNation stock option agreement and all options granted thereunder.

         5.10 Datedown Endorsements. Seller shall, or shall cause SkateNation to, use its reasonable commercial efforts to obtain (i) a title report or commitment for each Property that is dated no earlier than 15 days before the closing and that shows no new title exceptions other than Permitted Exceptions; and (ii) in any case in which a datedown endorsement can be obtained for no charge, datedown endorsements to the Title Insurance Policies that change the effective date thereof to a date not earlier than 15 days before the Closing Date and which provide that such policies continue to be effective and contain no exceptions set forth on Schedule B thereto other than Permitted Exceptions.

         5.11     [Intentionally Omitted.]

         5.12 Non-Solicitation. Each of Buyer and Family Golf agrees that prior to the Closing (and for a period of one year after the date of this Agreement, if this Agreement is terminated), without the prior written consent of Seller, it will not, and will use all commercially reasonable efforts to ensure that its respective Affiliates do not actively solicit any employees of SkateNation or any of its Subsidiaries to leave the employ of SkateNation or any such Subsidiary or to become employed by, or perform services for, Buyer, Family Golf or any Affiliate thereof.

         5.13 Estoppel Certificates. The Seller shall, or cause SkateNation to, use its reasonable commercial efforts to obtain an estoppel certificate, substantially in the form of Exhibit B hereto, from the landlord (or, if applicable, over landlord) of each Ground Lease.

         5.14 Class B Shares. Seller shall take all such reasonable actions as may be necessary to purchase, at the Seller's sole cost and expense, all of the shares of Class B common stock owned by Hillgrove and to deliver to the Buyer at the Closing all of the Purchased Shares, free and clear of any restrictions on transfer (other than applicable restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts (other than this Agreement), commitments, equities, claims or demands of whatsoever nature (other than such as may be created by the Buyer).


                                   ARTICLE VI

                             POST-CLOSING COVENANTS
                             ----------------------

         The Parties agree as follows with respect to the period following the Closing.

         6.01 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to SkateNation; provided, however, that Buyer shall provide the Seller with access during regular business hour to all Tax and other records necessary or appropriate for the Seller to comply with its obligations under Article IX.

         6.02 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that was in effect or occurred on or prior to the Closing Date involving SkateNation or any of its Subsidiaries, each of the other Parties will cooperate with such contesting or defending party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII below).

         6.03 Transition. The Seller will not take any action to discourage any lessor, licensor, customer, supplier, or other business associate of SkateNation or any of its Subsidiaries from maintaining the same business relationships with SkateNation or any of its Subsidiaries after the Closing as it maintained with SkateNation or any such Subsidiary prior to the Closing.

         6.04 Confidentiality. For a period of three years from and after the Closing Date, the Seller will, and will cause its Affiliates, directors, officers, employees and other representatives (collectively, "Related Persons") to, treat and hold confidential all of the Confidential Information and not use any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its or their possession. In the event that the Seller or, to the Seller's Knowledge, any Related Person is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will (or will cause such Related Person to) notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.04. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller or any Related Person is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller or Related Person may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall, and shall use its reasonable commercial efforts to cause any such Related Person of which the Seller has knowledge to, use its or his best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. Subject to Section 11.01, none of the Parties hereto shall disclose to any Person who is not a Party to this Agreement any of the material terms or conditions of this Agreement or the transactions contemplated hereby; provided, however, that such terms, conditions or transactions may be disclosed to any Person (i) to the extent receipt of the consent or approval of such Person is necessary before the Buyer and Family Golf are obligated to close the transactions contemplated hereby and (ii) such disclosure is limited to that which is required, in the reasonable judgment of the Seller, to obtain such Person's consent or approval.

         6.05 Use of Intellectual Property. The Seller acknowledges and agrees that as a result of the consummation of the transactions contemplated hereby, the Buyer is acquiring the exclusive right to use the Intellectual Property owned or used by SkateNation immediately prior to the Closing Date, including the name "SkateNation," for which the Seller will receive full and adequate consideration, and that neither the Seller nor any Affiliate of the Seller will use such Intellectual Property or such names or any similar names subsequent to the Closing.

         6.06 Severance. Each of Family Golf and the Buyer shall agree to cause SkateNation to pay severance to those employees of SkateNation identified on Exhibit C attached hereto whose employment is terminated by SkateNation within twelve (12) months after the Closing Date, on the terms and in the amounts described in such Exhibit C. Family Golf and Buyer shall be solely responsible for all other costs and liabilities, if any, resulting from the termination of any employees of SkateNation or its Subsidiaries upon or after the Closing.

         6.07 Non-Solicitation. Seller agrees that it will not, and will use its commercially reasonable efforts to ensure that its Related Persons do not, solicit any employees of SkateNation or any of its Subsidiaries to leave the employ of SkateNation or any of its Subsidiaries or to become employed by, or perform services for, Seller or any Affiliate of Seller for a period of one year after the Closing.

         6.08 Non-Competition. For a period of two years from the Closing Date, the Seller shall not, either directly or indirectly (through any Subsidiary or joint venture) enter into, engage in, provide managerial, supervisory, administrative or consulting services or assistance to, or own any beneficial interest in, any business with operations engaged in the acquisition, development, ownership, operation or management of commercial ice skating rinks within 75 miles of any portion of the Property (the "Restricted Area"), without the written consent of the Buyer; provided, however, that the foregoing restriction shall not apply to any commercial ice skating rink that is located within the Restricted Area if (i) such ice rink is located on, in or adjacent to any commercial real estate owned, acquired or developed, in whole or in significant part, by the Seller or any of its Affiliates or Subsidiaries; and
(ii) such ice rink does not represent more than 25% of the business or revenue of such commercial real estate.

         6.09 Audited Year End Financials. Within fifty days of the Closing Date, Seller shall provide Buyer with audited balance sheets and statements of operations, shareholders' equity and cash flow, including the notes thereto, as of and for the fiscal year ended September 30, 1998 for SkateNation and its Subsidiaries.

         6.10 Perry Power and Pro Start Trademarks. Buyer agrees that if, in connection with any litigation or settlement of any litigation with respect to the Perry/Laughlin Claim described in Section 4.09 of the Disclosure Schedule and as to which Seller is indemnifying Buyer pursuant to Article VIII of this Agreement, Seller determines in its good faith business judgment that it is necessary or advisable to assign the trademarks Perry Power and Pro Start to Ms. Perry and Mr. Laughlin or their designees, Buyer agrees that it will cooperate with Seller in assigning such trademarks to Seller or directly to Ms. Perry, Mr. Laughlin or their designees, as requested by Seller, at Seller's sole cost and expense.

                                  ARTICLE VII

                       CONDITIONS TO OBLIGATION TO CLOSE
                       ---------------------------------

         7.01 Conditions to Obligations of the Buyer and Family Golf. The respective obligations of the Buyer and Family Golf to consummate the transactions contemplated by this Agreement are subject to satisfaction (or, where legally permissible, waiver by the Buyer and Family Golf) at or prior to the Closing Date of the following conditions:

                  (a) the representations and warranties set forth in Section
         3.01 and Article IV above (taken collectively and individually) shall be true and correct in all material respects at and as of the Closing Date, as though made again at and as of such date, without giving effect to any amendment to the Disclosure Schedule delivered to the Buyer after the date of this Agreement (provided, however, that this subsection 7.01(a) shall not apply to any representations or warranties made with respect to any of RMSC, RMC or RMS or their respective businesses, financial conditions, assets, tax positions or any other matters affecting any of such corporation(s));

                  (b) since the date of this Agreement, there shall have been no Material Adverse Effect;

                  (c) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (d) the Seller shall have obtained, or shall have caused SkateNation to obtain, (i) all of the third party consents specified in Section 5.02 above (subject to the exceptions noted in such Section) and provided written evidence of receipt of such consents in form reasonably satisfactory to Buyer and (ii) all datedown endorsements or title reports or commitments to Title Insurance Policies specified in Section 5.10 above;

                  (e) no action, suit, or proceeding shall be pending before any court or quasi- judicial or administrative agency of any Governmental Authority or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, and no statute, ordinance, rule, regulation or other law shall have been enacted or promulgated by any federal, state, local or foreign government or Governmental Authority which would, (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) require any of the transactions contemplated by this Agreement to be rescinded following consummation,
         (iii) affect adversely the right of the Buyer to own, and to exercise all privileges of ownership of, the Purchased Shares and to control SkateNation and its Subsidiaries, or (iv) have a material adverse effect on the right of SkateNation and its Subsidiaries to own their assets and to operate their businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (f) the Seller shall have delivered to the Buyer and Family Golf a certificate, dated the Closing Date and executed by an officer of Seller on behalf of the Seller, to the effect that each of the conditions specified above in Section 7.01(a) through (e) is satisfied;

                  (g) all applicable waiting periods (and any extensions thereof) under the Hart- Scott-Rodino Act shall have expired or otherwise been terminated, and the Parties and SkateNation shall have received all other authorizations, consents, and approvals of, and all requisite notices shall have been given to, the Governmental Authorities referred to in Sections 3.01(b), 3.01(c), 3.02(b), 3.02(c), 4.04 and 5.02(b) above;

                  (h) The Seller's Secretary shall have executed and delivered to the Buyer a certificate in form and substance as set forth in Exhibit D attached hereto regarding the charter, and by-laws of the Seller, authorizing resolutions adopted by the Seller's Board of Directors, and incumbency of signing officers;

                  (i) the Seller shall have delivered to the Buyer long form good standing certificates in respect of Seller and SkateNation issued by the Secretary of State of Delaware, and a certificate of good standing issued by the Secretary of State of each state in which SkateNation is qualified to do business as a foreign corporation;

                  (j) the Seller shall have delivered to the Buyer a good standing certificate in respect of each of SkateNation's Subsidiaries issued by the Secretary of State of their respective jurisdictions of organization and of each state in which each such Subsidiary is qualified to do business as a foreign limited liability company or corporation;

                  (k) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Buyer and Family Golf, and dated as of the Closing Date;

                  (l) the Buyer shall have received the resignations, effective as of the Closing Date, of each director and officer of SkateNation other than those whom the Buyer shall have specified to the Seller in writing at least five Business Days prior to the Closing;

                  (m) the Buyer shall have received from Seller an affidavit in form and substance as set forth in Exhibit F attached hereto regarding Seller's status as a non-foreign corporation;

                  (n) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall have been reviewed by and be reasonably satisfactory in form and substance to Baker & Botts, LLP, counsel for the Buyer and Family Golf; and

                  (o) Seller shall have delivered to Buyer an unaudited consolidated balance sheet and statements of operations for SkateNation and its Subsidiaries as of and for the one month period ending on the Effective Date (the "Effective Date Financial Statements") together with a certificate containing representations as to such financial statements that are substantially similar to the representations with respect to the unaudited financial statements set forth in Section 4.08 hereof.


The Buyer and Family Golf may waive any condition specified in this Section
7.01 if they execute a writing so stating at or prior to the Closing.

         7.02 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or, where legally permissible, waiver by the Seller) of the following conditions:

                  (a) the representations and warranties set forth in Section
         3.02 above shall be true and correct in all material respects at and as of the Closing Date, as though made again at and as of such date;

                  (b) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (c) no action, suit, or proceeding shall be pending before any court or quasi- judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (d) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7.02(a) through (c) is satisfied in all material respects;

                  (e) all applicable waiting periods (and any extensions thereof) under the Hart- Scott-Rodino Act shall have expired or otherwise been terminated, and the Parties and SkateNation shall have received all other authorizations, consents, and approvals of Governmental Authorities referred to in Section 3.01(b), 3.02(b), 3.02(c) and 4.04 above;

                  (f) the Seller shall have received from counsel to the Buyer and Family Golf an opinion in form and substance as set forth in Exhibit G attached hereto, addressed to the Seller, and dated as of the Closing Date; and

                  (g) all actions to be taken by the Buyer and Family Golf in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall have been reviewed by and be reasonably satisfactory in form and substance to Hill & Barlow, counsel for the Seller.

The Seller may waive any condition specified in this Section 7.02 if Seller executes a writing so stating at or prior to the Closing.


                                  ARTICLE VIII

                    REMEDIES FOR BREACHES OF THIS AGREEMENT
                    ---------------------------------------

         8.01 Survival of Representations and Warranties. All of the representations and warranties of the Seller contained in Section 4.01 and Sections 4.03 through 4.11 and Sections 4.13 through 4.23 of this Agreement, shall survive the Closing hereunder and continue in full force and effect for a period of one year thereafter. All of the other representations and warranties of the Parties and all covenants contained in this Agreement shall survive the Closing and continue in full force and effect, subject to any applicable statutes of limitations. The survival of any such representation or warranty is subject to the limitation set forth in Section 5.07(b) of this Agreement. Nothing contained in this Article VIII shall limit in any way the rights and obligations of the parties pursuant to Article IX.

         8.02     Indemnification Provisions for Benefit of the Buyer.

                  (a) In the event that the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained herein (other than the covenants in Sections 2.01 and 11.11 and Article IX and the representations and warranties set forth in Sections 3.01, 4.05 and 4.12), provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 8.04 below within the applicable survival period, then the Seller agrees to protect, defend, hold harmless and indemnify the Buyer from and against any Adverse Consequences the Buyer shall suffer resulting from or caused by the breach (or the alleged breach), including all Adverse Consequences arising out of the enforcement of this Section 8.02; provided, however, that the Seller shall not have any obligation to compensate the Buyer in respect of any Adverse Consequences resulting from any breaches or alleged breaches of the representations and warranties, until the Buyer has suffered aggregate Adverse Consequences, by reason of all such breaches under this Agreement, in excess of $75,000, at which point the Seller will be obligated to indemnify the Buyer from and against all Adverse Consequences relating back to the first dollar.

                  (b) In the event (x) the Seller breaches any of its covenants in Sections 2.01, 11.11 and Article IX or any of its representations and warranties in Sections 3.01, 4.05 and 4.12 above, (y) any claim or assertion is made by any Person allegedly arising out of such Person's right as a Shareholder, putative shareholder or former shareholder of SkateNation or (z) the Buyer or Family Golf suffers any Adverse Consequences from or by reason of any of the tax audit or withholding tax matters set forth in items 4.12(b) and (c) of the Disclosure Schedule, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer shall suffer through and after the date of the claim for indemnification caused by the breach by the Seller.

                  (c) Seller's aggregate liability under this Section 8 (other than Sections 8.02(b) above and 8.02(d) and (e) below) shall not exceed (i) Four Million Five Hundred Thousand Dollars ($4,500,000) for any matters as to which Buyer makes a written claim for indemnification pursuant to Section 8.04 on ore before the six-month anniversary of the Closing Date and (ii) Two Million Five Hundred Thousand Dollars ($2,500,000) (reduced by any indemnification paid under clause (i) above) for any matter as to which Buyer makes a written claim for indemnification pursuant to Section 8.04 between the six-month anniversary of the Closing Date and the one year anniversary of the Closing Date; provided, however, that (x) in no event shall Seller's indemnification obligations under this Article VIII by reason of any representations and warranties with respect to RMSC, RMC and RMS and their respective businesses, financial conditions, assets, tax positions or any other matters affecting any such corporation(s) exceed One Million Dollars ($1,000,000) and (y) any Adverse Consequences relating to any claim brought under Section 8.02(b) above shall be counted toward the aggregate liability limits set forth in clauses (i) and (ii) above to the extent that any such claim under
         Section 8.02(b) is brought during the periods covered by clauses (i) and (ii) above.

                  (d) In the event the Buyer or Family Golf suffers any Adverse Consequences from or by reason of any of the Glen Allen Lease Claim, the Perry/Laughlin Claim or the Employee Claims (each as defined in the Disclosure Schedule), provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 8.04 below before the one year anniversary of the Closing Date, then the Seller agrees to protect, defend, hold harmless and indemnify the Buyer from and against any Adverse Consequences the Buyer shall suffer resulting from any of such claims, including all Adverse Consequences arising out of the enforcement of this Section 8.02.

                  (e) In the event that the Buyer or Family Golf suffers any Adverse Consequences from or by reason of any claims from Hillgrove arising out of the RMSC Agreement Amendment (as defined in the Disclosure Schedule) relating to Seller's obligations to pay Hillgrove for his 550 shares of SkateNation Class B Common Stock, to repay his two $150,000 principal amount promissory notes dated July 31, 1998 and to pay any sums due to him under the working capital adjustment in
         Section 2.5 of the Stock Purchase Agreement dated as of July 23, 1998 between SkateNation and Hillgrove, then the Seller agrees to protect, defend, hold harmless and indemnify the Buyer from and against any Adverse Consequences the Buyer shall suffer resulting from any of such claims, including all Adverse Consequences arising out of the enforcement of this Section 8.02.

         8.03 Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8.01 above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 8.04 below within such survival period, then the Buyer agrees to protect, defend, hold harmless and indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from or caused by the breach (or the alleged breach), including all Adverse Consequences arising out of the enforcement of this Section 8.03; provided, however, that the Buyer shall not have any obligations to compensate the Seller in respect of any Adverse Consequences resulting from any breaches or alleged breaches of the representations and warranties contained in Section 3.02 of this Agreement (other than breaches or alleged breaches of the representation and warranty set forth in Section 3.02(d) hereof) until the Seller have suffered aggregate Adverse Consequences, by reason of all such breaches under this Agreement, in excess of $100,000, at which point the Buyer will be obligated to indemnify the Seller from and against all Adverse Consequences relating back to the first dollar; provided, however, that this limitation shall not apply with respect to Buyer's obligations set forth in Section 6.06 hereof.

         8.04     Matters Involving Third Parties.

                  (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article VIII, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced; it being understood and agreed that the failure of the Indemnified Party to so notify the Indemnifying Party prior to settling a Third Party Claim (whether by paying a claim or executing a binding settlement agreement with respect thereto) or the entry of a judgment or issuance of an award with respect to a Third Party Claim shall constitute actual prejudice to the Indemnifying Party's ability to defend against such Third Party Claim.

                  (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 30 calendar days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party or Parties will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (it being understood by the Parties that the Indemnified Party may take such actions as are reasonable in connection with its defense until it receives such notice from the Indemnifying Party), and (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.04(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim (provided that the Indemnified Party will have the right to employ separate counsel to represent the Indemnified Party (the fees and expenses of which will be borne by the Indemnifying Party) if, in the Indemnified Party's reasonable judgment, a conflict of interest between the Indemnified Party and the Indemnifying Party exists with respect to such claim), (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in which any relief other than the payment of money damages is sought against any Indemnified Party, unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant, petitioner or plaintiff, as applicable, to such Indemnified Party of a release from all liability with respect to such Third Party Claim.

                  (d) In the event any of the conditions in Section 8.04(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

         8.05 Determination of Adverse Consequences. All indemnification payments under this Article VIII shall be deemed adjustments to the Purchase Price, and the Parties agree that they will not take any positions or other actions (including reporting adjustments on their applicable Tax Returns) inconsistent with this treatment. No Purchase Price adjustment pursuant to Section 2.07, however, will be subject to the provisions of Article VIII to the extent of the amount of such adjustment.

         8.06 Exclusive Remedy. Except as set forth in this Section 8.06, in
Section 5.05 and in Article X hereof, the indemnification provided in this
Article VIII shall be the sole and exclusive remedy for any inaccuracy or breach of any representation, warranty or covenant made by any Party in this Agreement. Without limiting the generality of the foregoing, the Buyer and the Seller hereby waive any statutory, equitable, or common law rights or remedies relating to any environmental matters, including without limitation any such matters arising under any Environmental, Health and Safety Laws and including without limitation any arising under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERLA"). The Seller hereby agrees that it will not make any claim for indemnification or contribution against SkateNation or any of it Subsidiaries with respect to or by reason of any Adverse Consequences or other amounts that the Seller is obligated to indemnify the Buyer and Family Golf against hereunder.

         8.07 Subrogation. If Seller makes any payment under this Article VIII due to, by reason of, or with respect to any breach of any representation, warranty or covenant hereunder relating to any of RMSC, RMS or RMC or any other Subsidiary, the stock or assets of which were acquired by SkateNation from a third party, Seller shall be subrograted to all of Buyer's rights to indemnification or other similar rights (x) from Hillgrove pursuant to Section 8 of the Stock Purchase Agreement dated as of July 23, 1998 between SkateNation and Thomas W. Hillgrove, with respect to any matters pertaining to RMSC, RMS or RMC and (y) from such other sellers of the stock or assets of any other Subsidiary pursuant to indemnification or comparable provisions of the applicable stock or asset purchase agreement between SkateNation and such Seller; provided, however, that the Parties agree that Seller shall not be entitled to, and shall return to SkateNation or its Subsidiaries, any such amounts received from Hillgrove (or such other seller) that Hillgrove (or such other seller) has received or subsequently receives from SkateNation or any of its Subsidiaries pursuant to Hillgrove's (or such other seller's) indemnity or contribution rights against any of such entities.


                                   ARTICLE IX

                                  TAX MATTERS
                                  -----------

         The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain tax matters following the Closing Date:

         9.01 Section 338(h)(10) Election. The Seller will join with the Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) with respect to the purchase and sale of the Purchased Shares and the shares of capital stock of each of SkateNation's Subsidiaries hereunder. The Seller will pay any Tax, including any liability of SkateNation and its Subsidiaries for Tax resulting from the application to it of Treasury Regulation Section 1.338(h)(10)-1(e)(5), attributable to the making of such election and will indemnify the Buyer, Family Golf and SkateNation and its Subsidiaries against any Adverse Consequences arising out of any failure to pay such Tax. Seller will also pay any state, local, or foreign Tax (and indemnify the Buyer, Family Golf and SkateNation and its Subsidiaries against any Adverse Consequences arising out of any failure to pay such Tax) attributable to an election under state, local or foreign law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the Purchased Shares and the shares of capital stock of each of SkateNation's Subsidiaries hereunder.

         9.02 Income Tax Periods Ending on or Before the Effective Date. The Seller shall prepare or cause to be prepared and file all Tax Returns for any of SkateNation and its Subsidiaries in respect of Taxes based upon income for all periods ending on or prior to the Effective Date. The Seller shall pay all Taxes based upon income in respect of the periods covered by such Tax Returns, whether or not shown as due on such Tax Returns, and SkateNation and its Subsidiaries shall have no liability in respect of such Taxes.

         9.03 Non-Income Tax Periods Ending on or Before the Effective Date. The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns (other than returns for Taxes based upon income) for any of SkateNation and its Subsidiaries for all periods ending on or prior to the Effective Date. The Seller shall immediately reimburse SkateNation and its Subsidiaries for any Taxes payable by any of SkateNation and its Subsidiaries in respect of such periods in excess of any related reserves for Taxes set forth in the Effective Date Balance Sheet. The Buyer shall immediately reimburse the Seller for the amount of any Taxes paid by the Seller in respect of such periods prior to the Effective Date for which the Buyer receives a corresponding refund or credit for overpayment, to the extent such amount exceeds any related Tax assets set forth in the Effective Date Balance Sheet.

         9.04 Tax Periods Beginning Before and Ending After the Effective Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of any of SkateNation and its Subsidiaries for Tax Periods if such begin before the Effective Date and end after the Effective Date. The Seller shall pay to the Buyer within twenty (20) days after the date on which Buyer and Family Golf notify Seller of any Taxes paid (and provide proof of payment) with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Effective Date to the extent such Taxes were not paid previously by Seller. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Effective Date, the portion of such Taxes which relates to the portion of such Taxable period ending on the Effective Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Effective Date and the denominator of which is the number of days in the entire Taxable period and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Effective Date (in such latter case, any net operating loss carryovers, tax credit carryovers, and similar tax attribute carryovers from a Tax period ending before the Effective Date to a Tax period which begins before the Effective Date and ends after the Effective Date shall be applied first to the period through the Effective
Date).

         9.05     Cooperation on Tax Matters.

                  (a) The Buyer and the Seller shall, and the Buyer shall cause SkateNation to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller agrees, and the Buyer agrees to cause SkateNation (i) to retain all books and records with respect to Tax matters pertinent to SkateNation and its Subsidiaries relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Buyer or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

                  (b) The Buyer and the Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (c) The Buyer and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         9.06 Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving SkateNation or any of its Subsidiaries shall be terminated with respect to SkateNation and its Subsidiaries as of the Effective Date and, after the Effective Date, SkateNation and its Subsidiaries shall not be bound thereby or have any liability or obtain any benefit thereunder.

         9.07 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.


                                   ARTICLE X

                                  TERMINATION
                                  -----------

         10.01 Termination of Agreement. The Parties may terminate this Agreement as provided below:

                  (a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (b) the Buyer and Family Golf may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing
         (i) in the event the Seller is in breach of any representation, warranty, or covenant contained in this Agreement in any material respect, if the Buyer has notified the Seller in writing of the breach, and the breach has continued without cure until the earlier of the Closing or 20 days after the notice of such breach is delivered to the Seller, or (ii) if the Closing shall not have occurred on or before the later of (x) [10?] days after the date of this Agreement or
         (y) such other date as the Parties shall have mutually determined in writing (the "Termination Date"), by reason of any condition precedent under Section 7.01 not being satisfied through no fault of the Buyer or Family Golf; and

                  (c) the Seller may terminate this Agreement by giving written notice to the Buyer and Family Golf at any time prior to the Closing
         (i) in the event the Buyer or Family Golf is in breach of any representation, warranty, or covenant contained in this Agreement in any material respect, if the Seller has notified the Buyer and Family Golf in writing of the breach, and the breach has continued without cure until the earlier of the Closing or 20 days after the notice of such breach is delivered to the Buyer and Family Golf, or (ii) if the Closing shall not have occurred on or before the Termination Date, by reason of any condition precedent under Section 7.02 not being satisfied through no fault of the Seller.

         10.02 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.01 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party; provided, however, that:

                  (a) if Buyer or Family Golf shall default in their obligation to close the transactions contemplated hereby upon satisfaction by Seller of the conditions set forth in Section 7.01 hereof on or before the Termination Date, Seller shall be entitled to an amount equal to Two Million Nine Hundred Thousand Dollars ($2,900,000) as liquidated damages in lieu of all claims, actions or remedies, at law or in equity, which Seller may have against Buyer and Family Golf arising out of such breach. Buyer and Family Golf shall be jointly and severally liable for any such amount. The Parties acknowledge that the damages to Seller in the event of a breach of this Agreement by Buyer would be difficult or impossible to determine, that the amount specified in this subsection 10.02(a) represents the Parties' best and most accurate estimate of the damages that would be suffered by Seller if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Agreement and under the circumstances that the Parties reasonably anticipate would exist at the time of such breach. If Buyer and Family Golf fail promptly to pay to Seller any amounts due under this subsection 10.02(a), Buyer and Family Golf shall be obligated to pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee from the date such amount was required to be paid at an interest rate equal to the prime rate published by The Wall Street Journal from time to time. Seller's rights pursuant to this subsection 10.02(a) are in addition to, and may be pursued concurrently with, Seller's rights pursuant to Section 11.13.

                  (b) if Seller shall default in its obligation to close the transactions contemplated hereby upon satisfaction by Buyer of the conditions set forth in Section 7.02 hereof on or before the Termination Date, Buyer shall be entitled to an amount equal to Two Million Nine Hundred Thousand Dollars ($2,900,000) as liquidated damages in lieu of all claims, actions or remedies, at law or in equity, which Buyer or Family Golf may have against Seller arising out of such breach. The Parties acknowledge that the damages to Buyer and Family Golf in the event of a breach of this Agreement by Seller would be difficult or impossible to determine, that the amount specified in this subsection 10.02(b) represents the Parties' best and most accurate estimate of the damages that would be suffered by Buyer and Family Golf if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Agreement and under the circumstances that the Parties reasonably anticipate would exist at the time of such breach. If Seller fails promptly to pay to Buyer and Family Golf any amounts due under this subsection 10.02(b), Seller shall be obligated to pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee from the date such amount was required to be paid at an interest rate equal to the prime rate published by The Wall Street Journal from time to time. Buyer's and Family Golf's rights pursuant to this subsection 10.02(b) are in addition to, and may be pursued concurrently with Buyer's and Family Golf's rights pursuant to Section 11.13.

                  (c) notwithstanding termination of this Agreement for any reasons, the obligations of the parties set forth in Sections 5.05,
         5.11 ,11.11, 11.12 and 11.13 of this Agreement shall survive termination.


                                   ARTICLE XI

                                 MISCELLANEOUS
                                 -------------

         11.01 Press Releases and Public Announcements. No Party shall or shall permit any of its Subsidiaries to (and each Party shall use its reasonable best efforts to cause its Affiliates, directors, officers, employees, agents and representatives not to) issue any press release, make any public announcement or furnish any written statement to its employees relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller (which approval shall not be unreasonably withheld); provided, however, that a Party may issue a press release or make a public announcement to the extent required by applicable law or any listing agreement concerning such Party's or any of its Affiliate's publicly-traded securities (and in each case the disclosing Party shall, to the extent consistent with timely compliance with such requirement, consult with the other Parties prior to making the required release or announcement).

         11.02 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than the Parties or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         11.03 Entire Agreement. This Agreement constitutes the entire agreement among the Parties with reference to the matters set forth herein and supersedes any prior understandings, negotiations, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.04 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties hereto.

         11.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.06 Headings. The table of contents and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.07 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller:          Trizec (USA) Holdings, Inc.
                                    c/o TrizecHahn Corporation
                                    BCE Place
                                    181 Bay Street, Suite 3900
                                    P.O. Box 800
                                    Toronto, Ontario M5J 273
                                    CANADA
                                    Attn: Mr. Richard Steets,
                                          Executive Vice President

                                    Telephone:  (416) 361-7215
                                    Telecopy:  (416) 361-7205

         with a copy to:            Hill & Barlow
                                    One International Place
                                    Boston, Massachusetts 02110
                                    Attn:  Andrea M. Teichman, Esq.
                                    Telephone:  (617) 425-3540
                                    Telecopy:  (617) 428-3500

         If to the Buyer:           Family Golf Centers, Inc.
                                    538 Broadhollow Road
                                    Melville, NY 11747
                                    Attn: General Counsel
                                    Telephone:  (516) 694-1666
                                    Telecopy:  (516) 694-1935

         with a copy to:            Robert W. Murray Jr., Esq.
                                    Baker & Botts LLP
                                    599 Lexington Avenue
                                    Suite 2900
                                    New York, New York 10022-6030
                                    Telephone:  (212) 705-5000
                                    Telecopy:  (212) 705-5125

         If to the Process
         Agent:                     TrizecHahn Office Properties Inc.
                                    1411 Broadway, 31st floor
                                    New York, New York 10018
                                    Attention: Douglas Winshall,
                                               Regional Vice President
                                    Telephone: (212) 840-7220
                                    Telecopy:  (212) 840-8592



Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, facsimile transmission, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         11.08 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         11.09 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be effective hereunder unless contained in a writing signed by the Party sought to be charged with such waiver.

         11.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.


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



         11.11 Expenses. Unless otherwise provided herein, each of the Parties, SkateNation and its Subsidiaries will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Buyer and the Seller agree that they shall split equally the costs of the datedown endorsements or title reports or commitments, survey updates and title reports contemplated hereby and any Hart-Scott-Rodino Act filing fees. The Seller shall be solely responsible for the fees, expenses and other charges of Everen Securities, Inc. based on Everen's services performed for Seller pursuant to an engagement letter between TrizecHahn Corporation and Everen dated March 20, 1998 and shall indemnify, and hold harmless, the Buyer, Family Golf and SkateNation and its Subsidiaries with respect to any claim for such fees, expenses and other charges. The Seller shall be solely responsible for the fees and expenses of Hill & Barlow in connection with the transactions that are the subject to this Agreement.

         11.12 Submission to Jurisdiction. Each of the Parties irrevocably submits to the jurisdiction of any state or federal court sitting in the City of New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties irrevocably waives, to the fullest extent it may effectively do so, any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party appoints TrizecHahn Office Properties, Inc. (the "Process Agent") as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in
Section 11.07 above or (ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in
Section 11.07 above. Nothing in this Section 11.12, however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

         11.13 Specific Performance. Without intending to limit the remedies available to any of the Parties, each of the Buyer and Family Golf, on the one hand, and the Seller, on the other hand, acknowledges and agrees that a violation, breach or threatened breach by the other of any term of this Agreement will cause such Parties or Party, as the case may be, irreparable injury for which an adequate remedy at law is not available. Therefore, the Parties agree that each Party shall have the right of specific performance and, accordingly, shall be entitled to an injunction, restraining order or other form of equitable relief, in addition to any and all other rights and remedies at law, from any court of competent jurisdiction restraining any other Party from committing any breach or threatened breach of, or otherwise specifically to enforce, any provision of this Agreement and all such rights will be cumulative. The parties further agree that


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


any defense in any action for specific performance that a remedy at law would be adequate is waived..

         11.14 Joint and Several Obligations. All obligations of the Buyer hereunder shall be joint and several obligations of the Buyer and Family Golf.

         11.15 Construction. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         11.16 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                                   * * * * *
               [END OF PAGE - SIGNATURE PAGE IMMEDIATELY FOLLOWS]

         IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as an instrument under seal on the date first above written.

                                 FAMILY GOLF CENTERS, INC.


                                 By:  /s/ Robert J. Krause
                                    -----------------------
                                 Title:  Robert J. Krause, Senior Vice President


                                 EAGLE QUEST GOLF CENTERS (U.S.), INC.


                                 By:  /s/ Robert J. Krause
                                    ----------------------
                                 Title:  Robert J. Krause, Senior Vice President


                                 TRIZECHAHN (USA) CORPORATION


                                 By:  /s/ Peter M. Ballon
                                    ---------------------
                                    Peter M. Ballon, Vice President



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